SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

AGILYSYS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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AGILYSYS, INC.

6065 PARKLAND BOULEVARD/ CLEVELAND, OHIO 44124

July 8, 2005

Dear Shareholder:

      You are cordially invited to attend the Annual Meeting of Shareholders of Agilysys, Inc., which will be held at 11:00 a.m., local time, on Thursday, July 28, 2005, at Agilysys, Inc., 6675 Parkland Boulevard, Solon, Ohio 44139. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.

      The matters to be addressed at the meeting include the election of three Class B Directors, and the approval of the Agilysys, Inc. Executive Officer Annual Incentive Plan. Detailed information about these matters is set forth in the accompanying Proxy Statement for your information.

      It is important that your shares are represented and voted at the meeting, whether or not you plan to attend. Accordingly, please sign, date and mail the enclosed Proxy, in the envelope provided, at your earliest convenience.

      Thank you for your cooperation and continued support.

Arthur Rhein
Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
NOMINEES FOR ELECTION
INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS AND COMPENSATION OF DIRECTORS
COMMITTEES OF THE BOARD
MEETINGS OF BOARD OF DIRECTORS AND ATTENDANCE AT ANNUAL MEETING
COMPENSATION OF BOARD OF DIRECTORS
CORPORATE GOVERNANCE
SHARE OWNERSHIP
COMPENSATION OF EXECUTIVE OFFICERS
SHAREHOLDER RETURN PERFORMANCE PRESENTATION
COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN
AGILYSYS, INC. COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 2
SUMMARY OF THE PLAN
OTHER MATTERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS

AGILYSYS, INC.

6065 PARKLAND BOULEVARD/ CLEVELAND, OHIO 44124

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

      The Annual Meeting of Shareholders (the “Annual Meeting”) of Agilysys Inc. (the “Company”), will be held at the Company’s offices at 6675 Parkland Boulevard, Solon, Ohio 44139, on Thursday, July 28, 2005 at 11:00 a.m., local time, for the following purposes:

1. To elect three Class B members of the Board of Directors of the Company to hold office for a term of three years expiring in 2008;

2. To approve the Agilysys, Inc. Executive Officer Annual Incentive Plan;

3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

      Only shareholders of record at the close of business on June 10, 2005 are entitled to notice of the Annual Meeting and to vote thereat.

By Order of the Board of Directors.

Lawrence N. Schultz
Secretary

July 8, 2005

AGILYSYS, INC.

6065 PARKLAND BOULEVARD/ CLEVELAND, OHIO 44124

Mailed to Shareholders on or about July 8, 2005

PROXY STATEMENT

Annual Meeting of Shareholders to be held on July 28, 2005

      The Proxy enclosed with this Proxy Statement is solicited by the Board of Directors of Agilysys, Inc. (the “Company”), and is to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on July 28, 2005, and any adjournments thereof. The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting of Shareholders which accompanies this Proxy Statement. Without affecting any vote previously taken, a shareholder may revoke his, her or its Proxy by giving notice to the Company in writing at any time before its exercise or in open meeting. Unless so revoked, shares represented by a valid Proxy (in the form enclosed and properly signed) received in time for voting will be voted in accordance with the directions contained therein.

      The holders of Common Shares of the Company (the only class of shares outstanding) will be entitled to vote at the Annual Meeting. At the close of business on June 10, 2005, the date fixed for the determination of persons entitled to vote, there were 29,051,467 Common Shares outstanding and entitled to vote at the Annual Meeting, each share being entitled to one vote. Under Ohio law and the Company’s Amended Code of Regulations, if a quorum is present at the Annual Meeting, the three nominees for election as Directors who receive the greatest number of votes cast for the election of Directors at the Annual Meeting by the Common Shares present in person or represented by proxy and entitled to vote will be elected as Directors (“Proposal 1”). The affirmative vote of the holders of a majority of the Common Shares present in person or represented by proxy and entitled to vote is required to authorize, approve and adopt the Agilysys, Inc. Executive Officer Annual Incentive Plan (“Proposal 2”). Votes that are withheld with respect to the election of Directors will not be counted in determining the outcome of the election. An abstention from voting any share present in person or represented by proxy will have the practical effect of a vote against Proposal 2. A broker non-vote with respect to any share will not affect the approval of Proposal 2, since the share is not considered present for voting purposes.

      If notice is given in writing by any shareholder to the Chief Executive Officer, an Executive Vice President or the Secretary of the Company not less than 48 hours before the time fixed for holding the Annual Meeting that he, she or it desires the voting for the election of Directors to be cumulative, an announcement of the giving of such notice shall be made upon the convening of the Annual Meeting by the Chairman or Secretary or may be made by or on behalf of the shareholder giving such notice. Cumulative voting permits each shareholder to cumulate his or her voting power at such election by giving one nominee as many votes as equals the product of the number of Directors to be elected multiplied by the number of that shareholder’s Common Shares, or by distributing his, her or its votes on the same principle among two or more nominees, as the shareholder desires.

PROPOSAL 1

ELECTION OF DIRECTORS

      At this Annual Meeting, three Class B Directors are to be elected for a three-year term ending at the Annual Meeting in 2008. The Board of Directors’ nominees for election are Thomas A. Commes, Curtis J. Crawford, PhD and Howard V. Knicely. Mr. Commes, Dr. Crawford and Mr. Knicely currently serve as Directors of the Company. Dr. Crawford was appointed by the Board as a Class B Director to fill the vacancy created by James L. Bayman’s retirement from the Board effective April 1, 2005.

      The proxyholders named in the accompanying Proxy or their substitutes will vote such Proxy at the Annual Meeting or any adjournments thereof for the election of the three nominees named above as Directors, unless the shareholder instructs by marking the appropriate space on the Proxy that authority to vote is withheld. If cumulative voting is in effect, the proxyholders shall have full discretion and authority to vote for any one or more of such nominees. In the event of cumulative voting, the proxyholders can vote the shares represented by each Proxy so as to maximize the number of Board of Directors’ nominees elected to the Board. Each of the nominees has indicated such nominee’s willingness to serve as a Director, if elected. If any nominee should become unavailable for election (which contingency is not now contemplated or foreseen), it is intended that the shares represented by the Proxy will be voted for such substitute nominee as may be named by the Board of Directors. In no event will the accompanying Proxy be voted for more than three nominees or for persons other than those named above and any such substitute nominee for any of them.

      The following table shows, with respect to each of the nominees for election and the other Directors whose terms will continue after the Annual Meeting: such person’s principal occupation for the past five years and such person’s directorships in other publicly-held corporations; the year during which such person’s service as a Director commenced or will commence; such person’s age; and the expiration date of such person’s term or the term for which such person is a nominee.

NOMINEES FOR ELECTION

	Principal Occupation or Employment	Director
	for Past Five Years and Other	Continuously		Term
Name	Directorships of Publicly-Held Corporations	Since	Age	Expiration

Class B Directors
Thomas A. Commes	Retired President and Chief Operating Officer of The Sherwin-Williams Company (Paints and Painting Supplies Manufacturer and Distributor) from June 1986 to March 1999 and a Director of The Sherwin-Williams Company from April 1980 to March 1999; Director, Applied Industrial Technologies, Inc. and Pella Corporation.	1999	63	2008
Curtis J. Crawford	Founder, President and Chief Executive Officer of XCEO, Inc.; President and Chief Executive Officer of ZiLOG Inc. from March 1998 until March 2001; Dr. Crawford currently serves as a member of Board of Directors of E.I. DuPont diNemours and Company, ITT Industries, Inc., and ON Semiconductors.	2005	57	2008

	Principal Occupation or Employment	Director
	for Past Five Years and Other	Continuously		Term
Name	Directorships of Publicly-Held Corporations	Since	Age	Expiration

Howard V. Knicely	Executive Vice President, Human Resources & Communications of TRW, Inc. from 1995 through 2002; from 1989 to 1995, Executive Vice President, Human Resources, Communications and Information Systems at TRW; Director of TRW from April 2001 through 2002.	2002	69	2008
DIRECTORS CONTINUING IN OFFICE

Class A Directors

Keith M. Kolerus	Retired Vice President, American Division, National Semiconductor (Computer Components), from 1996 to February 1998; Chairman of the Board of Directors, National Semiconductor Japan Ltd., from 1995 to 1998.	1998	59	2007
Robert A. Lauer	Retired from Accenture (formerly known as Andersen Consulting) in August 2000, Mr. Lauer served in numerous managing partner, operational and service line leadership roles during his thirty-one year career, most recently serving as Managing Partner of Andersen Consulting’s eHuman Performance Global Line of Business.	2001	61	2007
Robert G. McCreary, III	Founder and currently a principal of CapitalWorks, LLC (Private Equity Group), Mr. McCreary has served in numerous managing partner positions in investment banking firms and as a partner in a large regional corporate law firm.	2001	53	2007
Class C Directors
Charles F. Christ	Retired Vice President and General Manager of Components Division, Digital Equipment Corporation (Computer and Office Equipment) from July 1994 to July 1997; Director of Maxtor, Inc., since August 1995; Chairman of Board of Directors of Dot Hill Systems Corp. since July, 2000.	1997	66	2006
Arthur Rhein	Chairman of the Board of the Company since April 30, 2003; President and Chief Executive Officer of the Company since April 1, 2002; prior thereto, President and Chief Operating Officer of the Company since April 1997; Director of Orbit International, Inc. since August 2004.	1990	59	2006

	Principal Occupation or Employment	Director
	for Past Five Years and Other	Continuously		Term
Name	Directorships of Publicly-Held Corporations	Since	Age	Expiration

Thomas C. Sullivan	Chairman of the Board, RPM, International, Inc. since 1971; Chief Executive Officer, RPM, Inc. from 1971 to 2002; Director, Huffy Corporation and Kaydon Corp.	1984	67	2006

INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF

DIRECTORS AND COMPENSATION OF DIRECTORS

COMMITTEES OF THE BOARD

Nominating and
	Executive	Audit	Compensation	Corporate Governance

Charles F. Christ*		X	Chairman	X
Arthur Rhein	Chairman
Thomas C. Sullivan*(2)	X
Keith M. Kolerus*	X	X
Robert A. Lauer*			X
Robert G. McCreary, III*		X
Curtis J. Crawford*			X
Thomas A. Commes*(1)		Chairman		X
Howard V. Knicely*			X	Chairman

*	Independent Director

(1)	Audit Committee Financial Expert

(2)	Mr. Sullivan was also a member of the Audit and Compensation Committees during fiscal year 2005. Effective April 29, 2005, Mr. Kolerus replaced Mr. Sullivan as a member of the Audit Committee, and Dr. Crawford replaced Mr. Sullivan as a member of the Compensation Committee.

      Executive Committee. The Executive Committee exercises the power and authority of the Board of Directors in the interim periods between Board meetings. The Executive Committee held no meetings during the last fiscal year.

      Audit Committee. The Audit Committee, which held four meetings during the last fiscal year, reviews with the Company’s independent registered public accounting firm the proposed scope of the Company’s annual audits and audit results, reviews the adequacy of internal financial controls, reviews internal audit functions, provides recommendations as to the engagement of independent registered public accounting firm and reviews any concerns identified by either the internal or external audit functions. The Board of Directors has determined that all audit committee members are financially literate under the current Nasdaq listing standards. The Board has also determined that Thomas A. Commes qualifies as an “audit committee financial expert” under the rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. In January, 2005, the Board adopted the Amended and Restated Charter of the Audit Committee attached as Exhibit A. The Amended and Restated Charter is also available on the Company’s website at www.agilysys.com.

      Compensation Committee. The Compensation Committee reviews and makes recommendations concerning executive officers’ employment agreements and the Company’s benefit plans and programs. It also reviews and determines the Company’s executive compensation philosophy and determines the individual elements of total compensation for the Chief Executive Officer and other executive officers on an annual basis. The Committee has retained the services of a third-party executive compensation consulting firm to assist in the evaluation and development of the Company’s compensation and benefit programs. The Compensation Committee held eight meetings during the last fiscal year. The Compensation Committee has a written charter which is available on the Company’s website at www.agilysys.com. No member of the Compensation Committee is an employee or director of any company for which any Agilysys employee or director serves on the compensation committee. None of the members of the Compensation Committee has any direct or indirect material interest in or a relationship with the Company other than the stock holdings identified in the table below, and compensation received for Board and Committee service, as discussed below.

      Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee had four meetings during the last fiscal year. The Nominating and Corporate Governance Committee assists the Board in the identification and nomination of qualified individuals for election to the Board, assessment and evaluation of Board effectiveness, and establishment, implementation and oversight of the Company’s governance programs and policies. The committee has retained the services of a third-party executive recruitment firm to assist in the identification and evaluation of potential nominees for the Board. In January, 2005, the Board adopted an Amended and Restated Charter of the Nominating and Corporate Governance, which is available on the Company’s website at www.agilysys.com.

MEETINGS OF BOARD OF DIRECTORS AND ATTENDANCE AT ANNUAL MEETING

      The Board of Directors held five meetings during the last fiscal year. During the fiscal year, no Director attended less than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period he served as a Director and (ii) the total number of meetings held by Committees of the Board on which he served, during the periods that he served. Independent Directors meet regularly in executive session at each Board meeting. Such executive sessions are chaired, on a rotating basis, by the Chairmen of the Audit, Compensation, and Nominating and Corporate Governance Committees.

      It is the policy of the Board that all of its members attend the Annual Meeting of Shareholders absent exceptional cause. All of the Directors were in attendance at the July 2004 Annual Meeting, with the exception of Mr. Christ.

COMPENSATION OF BOARD OF DIRECTORS

      Board members are compensated as follows: Independent Board members receive an annual retainer of $30,000. Independent Board members of the Audit, Nominating and Corporate Governance, and Compensation Committees are paid an additional $15,000 per year. Chairs of the Compensation and Nominating and Corporate Governance Committee receive an additional $10,000 per year, and the Chairman of the Audit Committee is paid an additional $15,000 per year. No additional fees are paid for Board or Committee meeting attendance.

      In addition, for fiscal year 2006, each outside Director received an option to purchase 7,500 Common Shares. Such option has an exercise price equal to the fair market value of a Common Share on the date of grant, becomes exercisable in full on the date of grant, and expires ten years from the date of grant, unless the

Director’s services are earlier terminated. Through fiscal year 2005, Director option grants were made automatically on the date of the Annual Meeting of Shareholders. Beginning in fiscal year 2006, option grants to Directors are made at the first regular meeting of the Compensation Committee during the fiscal year, which is usually held in late April.

      The Company also provides a Deferred Compensation Plan for its outside Directors. The Plan provides that a Director may elect, no later than 15 days prior to the start of a fiscal year, to defer all or a part of such Director’s compensation for the following year, which deferral will continue until the election is revoked. Deferred compensation is credited to a Director’s account, at the Director’s option, as a cash allotment or stock allotment. Amounts deferred as a cash allotment bear interest at the National City Bank prime interest rate. Amounts deferred as a stock allotment are credited to the Director’s account as the stock equivalent of the number of Common Shares that could be purchased with the dollar amount of the allotment at the last sales price of the Common Shares on the last trading day of the applicable quarter. Distributions of the final account balance in a Director’s account are payable in cash in five equal annual installments, or such other distribution schedule requested by the Director which is acceptable to the Company, commencing six months after the date on which the person ceases to be a Director or the date on which the Director elects to terminate participation in the Plan. The final account balance of stock allotments is the cash amount equal to a Director’s aggregate stock equivalents multiplied by the last sales price of such shares on Nasdaq on the nearest trading day preceding such Director’s termination of participation in the Plan, subject to adjustment thereafter to reflect the market price of such shares on the last day of each fiscal quarter, until distributions are fully paid. The Plan also provides for various payment terms to beneficiaries in the event of the Director’s death.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

      In January 2004 the Board of Directors adopted Corporate Governance Guidelines formulated and approved by the Nominating and Corporate Governance Committee. The Corporate Governance Guidelines provide a sound framework to assist the Board in fulfilling its responsibilities to shareholders. Under these Guidelines, the Board exercises its oversight functions by electing qualified and competent officers, and by monitoring the performance of the Company. The Guidelines provide for the Board and its Committees to exercise oversight in the areas of CEO and executive compensation, director nomination, corporate governance, succession planning, financial reporting, internal controls, and strategic and operational issues. The Guidelines also set forth Board policy on composition of the Board, including director independence and qualifications for Board candidates. A complete copy of the Guidelines is available on the Company’s website at www.agilysys.com.

Independence

      It is the policy of the Board that a substantial majority of its members should be independent. Upon the review and recommendation of the Nominating and Corporate Governance Committee, the Board has determined that all members of the Audit, Compensation and Nominating and Corporate Governance Committees are “independent” in accordance with SEC regulations and applicable stock exchange listing standards, and that the members of these Committees have no direct or indirect material relationships with the Corporation other than their position as Directors. The Board has further determined that all members of the Audit Committee satisfy the additional independence requirements for audit committee membership.

Code of Ethics

      The Company has adopted a Code of Business Conduct applicable to all directors, officers and employees of the Company. In addition, the Company has adopted a Code of Ethics for Senior Financial Executives, applicable to the Chief Executive Officer, Chief Financial Officer and Controller of the Company, and any person performing a similar function. The Code of Business Conduct and the Code of Ethics for Senior Financial Executives are available on the Company’s website at www.agilysys.com. The Company has instituted a hotline, managed by an independent third party, that gives all employees a mechanism to anonymously report violations of the Code of Business Conduct or the Code of Ethics for Senior Financial Executives.

Nomination of Directors

      The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications of, and recommending to the Board of Directors, individuals to be nominated for membership on the Board of Directors. In evaluating and determining whether to nominate a candidate for a position on the Company’s Board, the Committee considers the criteria outlined in the Company’s Corporate Governance Guidelines for the composition of the Board and the qualifications of members.

      The Nominating and Corporate Governance Committee will consider shareholder recommendations for nominees for membership on the Board of Directors. Such recommendations may be submitted in writing to the attention of the Chairman of the Nominating and Corporate Governance Committee, at the Company’s headquarters address. Any such recommendation must include:

•	The name and address of the candidate;

•	A brief biographical description, including his or her occupation for at least the last ten years, and a statement of the qualifications of the candidate; and

•	The candidate’s signed consent to serve as a director if elected and to be named in the proxy statement.

The Committee may request additional information from such candidate to assist in its evaluation. The Committee will evaluate any shareholder recommended nominees using the criteria set forth in the Company’s Corporate Governance Guidelines, and in the same manner as it evaluates candidates recommended by other sources.

Shareholder Communication with Directors

      Shareholders and others who wish to communicate with the Board of Directors as a whole, or with any independent Directors, may do so by submitting such communication in writing to such Director(s) in care of the Company at its headquarters address. The Company’s general counsel will forward the communication to the Director(s) in accordance with such Director’s instructions.

SHARE OWNERSHIP

      The following table shows the number of Common Shares beneficially owned by each Director nominee and Director; the Chief Executive Officer and each of the Executive Officers of the Company named in the Summary Compensation Table below; all Directors and Executive Officers as a group; persons known to the Company to own beneficially in excess of five percent of the Common Shares; and the percent of the class so owned as of June 10, 2005 unless otherwise indicated.

	Number of
	Common Shares
	Beneficially		Percent
Name	Owned(1)		of Class

Director Nominees and Directors (Excluding Executive Officers)(2)
Charles F. Christ	60,000	(3)	.2
Thomas A. Commes	72,500	(4)	.2
Curtis J. Crawford	7,500	(5)	*
Howard V. Knicely	31,000	(6)	.1
Keith M. Kolerus	65,000	(4)	.2
Robert A. Lauer	42,500	(7)(8)	.1
Robert G. McCreary, III	45,000	(7)	.2
Thomas C. Sullivan	66,375	(3)(8)	.2

Executive Officers(2)
Robert J. Bailey	337,638	(9)	1.2
Steven M. Billick	190,534	(10)	.7
Peter J. Coleman	331,472	(11)	1.1
Martin F. Ellis	84,001	(12)	.3
Arthur Rhein	1,141,282	(13)	3.8
All Directors and Executive Officers as a group (13 persons)	2,430,802	(14)	7.9

Other Persons
Dimensional Fund Advisors, Inc.	2,464,905	(15)	8.5
1299 Ocean Ave., 11th Floor Santa Monica, California 90401
Putnam, LLC	1,608,905	(16)	5.5
One Post Office Square Boston, Massachusetts 02109

*	Shares owned are less than one-tenth of one percent of class.

(1)	Except where otherwise indicated, beneficial ownership of the Common Shares held by the persons listed in the table above comprises both sole voting and dispositive power, or voting and dispositive power that is shared with the spouses of such persons.

(2)	The address of each Director nominee, Director and Executive Officer is 6065 Parkland Boulevard, Cleveland, Ohio 44124.

(3)	Includes 60,000 Common Shares which the Director has the right to acquire within 60 days of June 10, 2005 through the exercise of stock options granted to the Director under the 1995, 1999 and 2000 Stock Option Plans for Outside Directors, and the 2000 Stock Incentive Plan.

(4)	Includes 52,500 Common Shares which the Director has the right to acquire within 60 days of June 10, 2005 through the exercise of stock options granted to the Director under the 1999 and 2000 Stock Option Plans for Outside Directors, and the 2000 Stock Incentive Plan.

(5)	Includes 7,500 Common Shares which the Director has the right to acquire within 60 days of June 10, 2005 through the exercise of stock options granted to the Director under the 2000 Stock Incentive Plan.

(6)	Includes 30,000 Common Shares which the Director has the right to acquire within 60 days of June 10, 2005 through the exercise of stock options granted to the Director under the 2000 Stock Option Plan for Outside Directors and the 2000 Stock Incentive Plan.

(7)	Includes 37,500 Common Shares which the Director has the right to acquire within 60 days of June 10, 2005 through the exercise of stock options granted to Directors under the 2000 Stock Option Plan for Outside Directors and the 2000 Stock Incentive Plan.

(8)	Does not include the amounts held by the Director in a stock allotment account under the Deferred Compensation Plan for Directors. As of March 31, 2005, Mr. Sullivan owned the phantom stock equivalent of 25,479 shares in such account, and Mr. Lauer owned the phantom stock equivalent of 11,232 shares in such account.

(9)	Includes (i) 250,434 Common Shares which Mr. Bailey has the right to acquire within 60 days of June 10, 2005 through the exercise of stock options granted to him under the 1991 Stock Option Plan and the 2000 Stock Incentive Plan; and (ii) 57,300 restricted Common Shares which Mr. Bailey was granted under the 2000 Stock Incentive Plan, as to which Mr. Bailey has sole voting power, but no dispositive power until such shares have become vested.

(10)	Information is as of June 3, 2005, after which Mr. Billick’s role as an Executive Officer ceased. Includes 169,101 Common Shares which Mr. Billick has the right to acquire within 60 days of June 10, 2005 through the exercise of stock options granted to him under the 1991 Stock Option Plan and the 2000 Stock Incentive Plan. Does not include 52,900 restricted Common Shares which Mr. Billick was granted under the 2000 Stock Incentive Plan, as Mr. Billick’s employment with the Company terminated effective June 30, 2005, and his restricted Common Shares lapsed without vesting on that date.

(11)	Includes (i) 253,734 Common Shares which Mr. Coleman has the right to acquire within 60 days of June 10, 2005 through the exercise of stock options granted to him under the 1991 Stock Option Plan and the 2000 Stock Incentive Plan; and (ii) 57,300 restricted Common Shares which Mr. Coleman was granted under the 2000 Stock Incentive Plan, as to which Mr. Coleman has sole voting power, but no dispositive power until such shares have become vested.

(12)	Includes (i) 39,001 Common Shares which Mr. Ellis has the right to acquire within 60 days of June 10, 2005 through the exercise of stock options granted to him under the 2000 Stock Incentive Plan; and (ii) 25,000 restricted Common Shares which Mr. Ellis was granted under the 2000 Stock Incentive Plan, as to which Mr. Ellis has sole voting power, but no dispositive power until such shares have become vested.

(13)	Includes (i) 816,947 Common Shares which Mr. Rhein has the right to acquire within 60 days of June 10, 2005 through the exercise of stock options granted to him under the 1991 Stock Option Plan and the 2000 Stock Incentive Plan; and (ii) 100,000 restricted Common Shares which Mr. Rhein was granted under the 2000 Stock Incentive Plan, as to which Mr. Rhein has sole voting power, but no dispositive power until such shares have become vested.

(14)	The number of Common Shares shown as beneficially owned by the Company’s Directors and Executive Officers as a group includes 1,866,717 Common Shares which such persons have the right to acquire within 60 days of June 10, 2005 through the exercise of stock options granted to them under the 1991 Stock Option Plan, the 2000 Stock Incentive Plan, the 1995 Stock Option Plan for Outside Directors, the 1999 Stock Option Plan for Outside Directors and the 2000 Stock Option Plan for Outside Directors.

(15)	As reported on a Schedule 13G dated February 9, 2005.

(16)	As reported on a Schedule 13G dated February 4, 2005. Putnam, LLC is a wholly owned subsidiary of Marsh & McLennan Companies, Inc. The reporting person has shared voting power with respect to 381,342 Common Shares and shared dispositive power with respect to 1,608,905 Common Shares.

COMPENSATION OF EXECUTIVE OFFICERS

      The following table shows information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended March 31, 2005, 2004 and 2003, of all those persons who were during the 2005 fiscal year (i) the Chief Executive Officer and (ii) the other four most highly compensated Executive Officers of the Company for the fiscal year (collectively, the “Executive Officers”).

Summary Compensation Table

					Long-Term
					Compensation Awards
	Annual Compensation
					Restricted		Securities
Name and				Other Annual	Stock		Underlying	All Other
Principal Position	Year	Salary	Incentive	Compensation(1)	Awards		Options	Compensation(3)

Arthur Rhein	2005	$675,000	$675,000	$—	$—		222,500	$84,931
President and	2004	625,000	860,000	—	—		111,900	44,916
Chief Executive Officer	2003	625,000	700,000	—	851,000	(2)	180,000	872,734
Robert J. Bailey	2005	335,000	165,000	—	—		40,000	19,132
Executive Vice President	2004	325,000	203,400	—	—		21,000	10,843
	2003	325,000	163,538	—	487,623	(2)	50,000	502,443
Steven M. Billick	2005	320,000	160,000	—	—		38,000	18,664
Executive Vice President,	2004	300,000	206,400	—	—		19,300	14,545
Treasurer and	2003	300,000	247,500	—	450,179	(2)(4)	50,000	429,157
Chief Financial Officer
Peter J. Coleman	2005	335,000	165,000	—	—		40,000	19,145
Executive Vice President	2004	325,000	203,400	—	—		21,000	9,995
	2003	325,000	163,538	—	487,623	(2)	50,000	573,842
Martin F. Ellis(5)	2005	310,000	155,000	—	—		37,000	15,653
Executive Vice President,	2004	226,136	206,410	—	—		40,000	20,778
Corp. Dev. & Inv. Relations	—	—	—	—	—		—	—

(1)	Unless otherwise indicated, no Executive Officer received personal benefits or perquisites in excess of the lesser of $50,000 or 10% of his aggregate salary and bonus.

(2)	The dollar value of Restricted Stock Awards for the fiscal year ended March 31, 2003 was calculated by multiplying the number of restricted Common Shares granted to the named Executive Officer by the closing price of $8.51 on the date of the grant (March 1, 2003 in the case of Mr. Rhein, and February 28, 2003 in the case of Messrs. Billick, Bailey and Coleman). The Restricted Stock Awards were made pursuant to the Company’s 2000 Stock Incentive Plan, and will become fully vested and non-forfeitable upon the earlier to occur of (i) the third anniversary of the date of grant of the restricted Common Shares or (ii) a change in control of the Company. The Common Shares are forfeited upon termination of employment prior to the end of the three-year period. For Mr. Rhein only, such restricted Common Shares will also vest in full upon his termination of employment due to his death or by the Company due to his disability. Upon the vesting of the restricted Common Shares, the Company will pay the participant a cash award equal to twice the federal capital gains tax rate then in effect times the difference between the fair market value of the Common Shares on the date of vesting minus the fair market value of the Common Shares on the date of grant. Dividends are earned on the restricted Common Shares and reinvested in restricted Common Shares which vest concurrently with the Restricted Stock Awards. As of March 31, 2005, the restricted Common Shares had the following aggregate market values, based upon the closing price of the Common Shares on March 31, 2005 of $19.66 per share (and including additional restricted Common Shares received through dividend reinvestment): Mr. Rhein, $1,996,394; Mr. Billick, $1,056,076; Mr. Coleman, $1,143,936; Mr. Bailey, $1,143,936.

(3)	For fiscal year 2005, consists of (i) contributions by the Company on behalf of the Executive Officers to the Company’s Profit Sharing and Retirement Plan, which during fiscal 2005 were as follows: Mr. Rhein, $7,554; Mr. Bailey, $7,224; Mr. Billick, $7,273; Mr. Coleman, $6,185; and Mr. Ellis, $7,260; (ii) contributions by the Company on behalf of the Executive Officers to the Company’s Benefit Equalization Plan, which during fiscal 2005 were as follows: Mr. Billick, $11,391; Mr. Bailey, $11,908; Mr. Coleman, $12,960; Mr. Ellis, $8,393; and Mr. Rhein, $46,870; and (iii) premiums paid by the Company during fiscal 2005 for split dollar life insurance for Mr. Rhein in the amount of $30,507.

(4)	Mr. Billick’s employment with the Company terminated effective June 30, 2005, and his restricted Common Shares lapsed without vesting on that date.

(5)	Mr. Ellis joined the Company on June 30, 2003. As of June 3, 2005, Mr. Ellis assumed the additional responsibilities of Treasurer and Chief Financial Officer, and as of June 13, 2005 he was formally elected to these additional titles by the Company’s Board of Directors. On April 28, 2005, Mr. Ellis received a grant of 25,000 restricted Common Shares pursuant to the Company’s 2000 Stock Incentive Plan, which will vest as follows: 6,250 on April 1, 2006, 6,250 on April 1, 2007, and 12,500 on April 1, 2008. Since this grant was made after fiscal year end, it is not included in this table.

      Shown below is information with respect to grants of stock options to the Executive Officers during the fiscal year ended March 31, 2005. The options were granted at the fair market value on the date of grant and have a term of ten years.

Option Grants in Last Fiscal Year

	Individual Grants

			% of Total			Potential Realizable Value at
	Number of		Options			Assumed Annual Rates of
	Securities		Granted to			Stock Price Appreciation for
	Underlying		Employees	Exercise		Option Term (10 Years)
	Options		in Fiscal	Price	Expiration
Name	Granted		Year	$/Share	Date	5%	10%

Arthur Rhein	222,500	(1)	41.1	$13.76	7/28/2014	$1,924,625	$4,879,425
Robert J. Bailey	40,000	(2)	7.4	13.76	7/28/2014	345,499	877,199
Steven M. Billick	38,000	(3)	7.0	13.76	7/28/2014	328,699	833,399
Peter J. Coleman	40,000	(2)	7.4	13.76	7/28/2014	345,499	877,199
Martin F. Ellis	37,000	(4)	6.8	13.76	7/28/2014	320,049	811,409

(1)	Options became exercisable as to 74,167 Common Shares on April 1, 2005, and become exercisable as to 74,167 Common Shares on April 1, 2006 and 74,166 Common Shares on April 1, 2007.

(2)	Options became exercisable as to 13,334 Common Shares on April 1, 2005, and become exercisable as to 13,333 Common Shares on April 1, 2006 and 13,333 Common Shares on April 1, 2007.

(3)	Options became exercisable as to 12,667 shares on April 1, 2005. Because Mr. Billick’s employment with the Company terminated effective June 30, 2005, no further vesting of his options will occur.

(4)	Options became exercisable as to 12,334 shares on April 1, 2005, and become exercisable as to 12,333 shares on April 1, 2006 and 12,333 shares on April 1, 2007.

      Shown below is information with respect to the exercise of options to purchase Common Shares by the Executive Officers and unexercised options to purchase Common Shares for the Executive Officers.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options
	Acquired		Options at Fiscal Year-End		at Fiscal Year-End(1)
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Arthur Rhein	21,600	$17,545	637,400	400,800	$4,132,397	$3,049,329
Steven M. Billick	6,434	29,433	133,333	67,533	795,998	462,208
Robert J. Bailey	17,375	61,511	213,433	100,567	1,449,934	813,791
Peter J. Coleman	10,000	36,500	216,733	85,267	1,512,437	646,868
Martin F. Ellis	—	—	13,334	63,666	151,074	520,426

(1)	Based on the difference between the exercise price of such options and the closing price of a Common Share on Nasdaq on March 31, 2005 ($19.66).

      The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of March 31, 2005.

Equity Compensation Plan Information

	Number of Securities to	Weighted-Average	Number of Securities
	be Issued upon Exercise	Exercise Price of	Remaining Available for
	of Outstanding Options,	Outstanding Options,	Issuance Under Equity
Plan Category	Warrants and Rights	Warrants and Rights	Compensation Plans

Equity compensation plans approved by shareholders (i.e., 1991 Stock Option Plan, Amended and Restated 2000 Stock Incentive Plan, and 1995, 1999 and 2000 Stock Option Plans for Outside Directors)	3,522,133	$12.59	722,024
Equity compensation plans not approved by shareholders	–0–	–0–	–0–

Total	3,522,133	$12.59	722,024

Supplemental Executive Retirement Plan

      The Supplemental Executive Retirement Plan was established during fiscal year 2000 to provide cash retirement benefits, in an annual amount not to exceed 50% of final average earnings, to a select group of key management employees. This amount is reduced by other Company funded retirement benefits.

      The following table shows the annual retirement benefit under the Supplemental Executive Retirement Plan for employees in the compensation ranges specified, under various assumptions with respect to average annual compensation and years of benefit service. Because the reductions for other Company-funded retirement benefits would vary by individual, the table assumes no such reduction.

	Estimated Benefits Upon Retirement
Average	(As of June 1, 2005) with Years of Service Indicated(1)(2)(3)
Annual
Compensation	5 Years	10 Years	20 Years	30 Years	35 Years

$400,000	$66,600	$133,200	$200,000	$200,000	$200,000
$600,000	$99,900	$199,800	$300,000	$300,000	$300,000
$800,000	$133,200	$266,400	$400,000	$400,000	$400,000
$1,000,000	$166,500	$333,000	$500,000	$500,000	$500,000
$1,200,000	$199,800	$399,600	$600,000	$600,000	$600,000
$1,400,000	$233,100	$466,200	$700,000	$700,000	$700,000
$1,600,000	$266,400	$532,800	$800,000	$800,000	$800,000
$1,800,000	$299,700	$599,400	$900,000	$900,000	$900,000

(1)	Assuming retirement at age 60 or later.

(2)	The maximum annual accrued cash benefit under the Supplemental Executive Retirement Plan is limited to 50% of the participant’s final average earnings, which includes the participant’s base salary, including pre-tax deferrals, plus annual incentive compensation, averaged over the highest three (3) years out of the final five (5) years of service under the Plan. This annual amount is reduced by other Company-funded retirement benefits including the Company-funded portion of the participant’s Social Security benefit. The covered compensation utilized by the Plan is essentially the same (base salary plus annual incentive earned during the fiscal year) as is reported on the Summary Compensation Table.

(3)	Benefit amounts are calculated on a life annuity basis. An actuarial adjustment is made for payment in other forms.

      With respect to the Executive Officers listed in the Summary Compensation Table and participating in the Plan as of June 14, 2005, Mr. Rhein has 23 years of benefit service, Mr. Bailey has 28 years of benefit service, Mr. Coleman has 32 years of benefit service, and Mr. Ellis has 1 year of benefit service. As of the termination of his employment, Mr. Billick had 5 years of benefit service.

Employment Agreements

      2003 Employment Agreement with Mr. Rhein. Mr. Rhein entered into a new Employment Agreement with the Company effective April 1, 2003 (the “2003 Employment Agreement”), which replaced his 2002 Employment Agreement with the Company. The 2003 Employment Agreement has a three year term expiring March 31, 2006. The 2003 Employment Agreement provides for an annual salary of $625,000 for Mr. Rhein (unchanged from fiscal year 2002). Mr. Rhein is also eligible to participate in the Company’s Annual Incentive Plan under his 2003 Employment Agreement, which provides for a cash incentive at a target equal to 100% of Mr. Rhein’s annual salary and with a potential range of 0% to a maximum of 250% of his annual salary. The 2003 Employment Agreement also provides for Mr. Rhein to participate in the benefit plans and programs in which the Company’s other executive officers generally are eligible to participate, to payment of an automobile and financial planning allowance, to reimbursement of club membership fees and dues, to receive life insurance protection in an amount not less than 200% of his prior year’s earnings, and to receive director’s and officer’s liability insurance protection.

      Mr. Rhein is entitled to certain payments and benefits under the 2003 Employment Agreement if his employment with the Company is terminated under certain circumstances. In the event of Mr. Rhein’s discharge other than for disability or cause, or Mr. Rhein’s voluntary resignation during the one year period following a change in control of the Company, or his termination is by the Company other than for disability or cause, or by Mr. Rhein for a good reason, within a window period prior to an anticipated change in control, Mr. Rhein is entitled to receive under his 2003 Employment Agreement an amount equal to three times his then current base salary plus target annual cash incentive, payable in one payment within 30 days of such termination. In addition, Mr. Rhein is entitled to receive payment of a cash incentive award under the 2000 Annual Incentive Plan (or its successor) for the then current year, pro rated through the date of his termination of employment. For three years following such termination, Mr. Rhein is also entitled to the continued perquisites and participation in the Company’s benefit plans in which he was participating at the time of his termination of employment or the economic equivalent thereof.

      “Change in control” is defined in the 2003 Employment Agreement as a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, including (i) the acquisition by a person of beneficial ownership, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities, or (ii) in the event that, during any period of 12 consecutive months, individuals who were Directors of the Company at the beginning of the period, and for whom Mr. Rhein voted as a shareholder, cease for any reason to constitute at least a majority of the Board of Directors. The 2003 Employment Agreement defines “change in control” to include, in addition to the foregoing, the event that, at any time during the one year period following the first day on which Mr. Rhein holds the title of Chief Executive Officer, such title is revoked or his duties or obligations are materially inconsistent with the duties or obligations of the Chief Executive Officer of the Company, unless such revocation or assignation is due to his disability, death, termination of employment for cause, or voluntary termination without a good reason. “Cause” is defined in the 2003 Employment Agreement to mean that termination of Mr. Rhein’s employment shall have been the result of (a) his commission (evidenced by a conviction or written, voluntary and freely given confession) of a criminal act constituting a felony involving fraud or moral turpitude; (b) his commission of a material breach or material default of any of his agreements or obligations under any provision of the agreement which is not substantially cured within 90 days after the Board of Directors gives written notice of such breach or default to Mr. Rhein; (c) his commission, when carrying out his duties under the agreement, of acts or the omission of any act which constitutes willful misconduct or which constitutes gross negligence and results in material economic harm to the Company or has a materially adverse effect on the Company’s operations, properties or business relationships; or (d) his substantial and continued failure or refusal to perform under the agreement which Mr. Rhein fails to remedy within 90 days after his receipt of written notice from the Board of Directors.

      In the event of discharge without cause or voluntary termination for a good reason, Mr. Rhein is entitled to receive, during the one year period following the date of his termination of employment, regular payment of his annual base salary and payment, in equal monthly amounts, of his target annual cash incentive under the 2000 Annual Incentive Plan (or its successor) for the year in which his termination of employment occurred, and, within 30 days of the end of such one year period, a single sum payment equal to his annual base salary plus his target annual cash incentive for the year in which his termination of employment occurred. Mr. Rhein will also be entitled to receive payment of a target annual cash incentive award under the 2000 Annual Incentive Plan (or its successor) for the current year, pro rated through the date of his termination of employment. For two years following such termination, Mr. Rhein is also entitled to continued receipt of perquisites and participation in the Company’s benefit plans in which he was participating at the time of his termination of employment or the economic equivalent thereof. “Good reason” is defined in the 2003 Employment Agreement generally to mean the occurrence of (a) any reduction in Mr. Rhein’s title or position or change in his reporting relationship; (b) a material reduction in Mr. Rhein’s duties or responsibilities; (c) any reduction in Mr. Rhein’s compensation or elimination of his participation in any benefit plan, program or arrangement, or material reduction or restriction of benefits payable to Mr. Rhein under any such plan, program or arrangement or Mr. Rhein’s perquisites, except where either (i) such reduction, restriction, elimination or other change is both generally applicable to all members of senior management and does not reduce either Mr. Rhein’s annual salary or target annual cash incentive, or (ii) such reduction, restriction, elimination or other change is merely the result of application of a formula measuring individual or corporate performance or both; (d) a material breach or material default by the Company or its successor of any of its agreements or obligations under any provision of the Agreement, unless such breach or default is substantially cured within a reasonable period of time (defined as ten days for simple non-payment of an agreed amount without any related issues and 90 days in all other cases) after written notice advising the Company or its successor of the acts or omissions constituting such breach or default has been received by the Company; (e) any relocation of Mr. Rhein’s principal place of work with the Company or its successor to a location that exceeds by 50 miles the distance from the location of his residence at the time of such relocation to the headquarters of the Company as of the date of the Agreement; or (f) the failure of the Company to obtain an agreement from any successor to the Company to assume the Company’s obligations under the Agreement.

      In the event of Mr. Rhein’s termination of employment due to his retirement, disability or death, the 2003 Employment Agreement provides for, in addition to any benefits to which Mr. Rhein may be entitled under the Company’s employee benefit plans, the payment of a cash incentive under the 2000 Annual Incentive Plan (or its successor) for the current year, pro rated through the date of his termination of employment; continuation of director’s and officer’s liability insurance coverage until the day after the last date of the applicable statute of limitations for Mr. Rhein’s alleged wrongful acts; and except in the case of Mr. Rhein’s termination of employment due to his death, continued life insurance protection for Mr. Rhein and medical insurance coverage for Mr. Rhein, his spouse and dependents until Mr. Rhein attains age 65.

      The 2003 Employment Agreement also contains provisions regarding confidentiality and, except upon voluntary termination (not for cause) or involuntary termination within one year after a change in control, non-competition and non-interference (for two years following termination of employment).

      Upon either voluntary termination without a good reason or termination for cause, Mr. Rhein would not be entitled to further remuneration payments under his 2003 Employment Agreement.

      If a new agreement is not entered into within sixty days following the end of the three year term of the 2003 Employment Agreement, Mr. Rhein may resign within a sixty day period and receive those payments and benefits described above which are payable in connection with a discharge of Mr. Rhein without cause or his voluntary termination for a good reason. Furthermore, if a new agreement is not entered into as described above, Mr. Rhein shall be entitled to the same payments and benefits as described in the preceding sentence in connection with his discharge by the Company without cause during the one hundred and twenty day period following the end of the three year term.

      Mr. Rhein’s 2003 Employment Agreement provides that, if any payment received by Mr. Rhein in connection with a change in control of the Company is deemed a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, resulting in an “excess parachute payment” within the meaning of Section 280G(b), Mr. Rhein will be entitled to a cash payment in an amount equal to the 20%

excise tax, if any, payable by Mr. Rhein pursuant to the provisions of Section 4999, which amount will be increased by an aggregate of the amount of any federal, state and local income taxes and excise taxes for which he may become liable on account of the receipt of the excise tax gross up payment. Mr. Rhein’s 2003 Employment Agreement also provides for payment by the Company of up to $500,000 of legal fees incurred by Mr. Rhein in the event that, following a “change in control,” Mr. Rhein may be caused to institute or defend proceedings to enforce his rights under the 2003 Employment Agreement. Had a “change in control” and termination of employment occurred on June 1, Mr. Rhein would have received $4,050,000 under his 2003 Employment Agreement (three times his current annual base salary plus target annual cash incentive). In addition, all stock options granted to Mr. Rhein and certain other benefits, to the extent not already vested, would have become immediately vested. To the extent that any of the above or other compensation would be considered an excess parachute payment under Section 4999 subject to the 20% excise tax, the Company would be obligated to reimburse Mr. Rhein for such tax plus any additional excise tax thereon, plus all federal, state and local income taxes on the excise tax reimbursements at a combined assumed rate of forty-seven percent (47%), all or part of which may not be tax deductible by the Company as an ordinary and necessary business expense. These payments might have the effect of discouraging any possible acquisition or hostile takeover of the Company. However, depending on the facts and circumstances at the time of an actual “change in control,” the payments due to Mr. Rhein may be materially larger or smaller, and may include additional benefits and payments under other employee benefit plans, programs, perquisites or arrangements of the Company not considered in the above analysis.

      2000 Employment Agreement with Mr. Billick. The Company entered into an Employment Agreement with Mr. Billick effective April 1, 2000 (the “2000 Employment Agreement”), which was amended effective April 1, 2002. Mr. Billick’s employment with the Company terminated effective as of June 30, 2005.

      Pursuant to the terms of the 2000 Employment Agreement, Mr. Billick is entitled to receive his base salary for the month in which his termination of employment occurs, plus a cash incentive calculated on the basis of his cash incentive under the 2000 Annual Incentive Plan (or any predecessor annual incentive plan or arrangement) for the immediately preceding fiscal year, pro rated for the then current fiscal year through his date of termination, plus a monthly payment, for the 12 months following such termination of employment, of an amount equal to 1/12(th)of the sum of 12 times his current monthly base salary plus an amount equal to his cash incentive under the 2000 Annual Incentive Plan (or any predecessor annual incentive plan or arrangement) for the previously completed fiscal year. For the 12 months following such termination, Mr. Billick also is entitled to all benefits and service credits for benefits under all employee benefit plans, programs or arrangements of the Company on the same basis as provided immediately prior to termination, or the economic equivalent thereof.

      The 2000 Employment Agreement also contains certain restrictive covenants, including a confidentiality provision, which survive such agreements indefinitely, and non-competition and non-interference provisions, which extend two years after a termination of employment.

      Non-Competition Agreements and Change of Control Agreements. On February 25, 2000, the Company entered into non-competition agreements and change of control agreements with Messrs. Bailey and Coleman. Under the non-competition agreements, in the event the Company terminates such executive’s employment without cause, such executive is entitled to his monthly base salary, target incentive and benefit coverage for twelve months following such termination. In the event such executive’s employment is terminated for cause or he voluntarily resigns his position, the Company has no obligations for such payments or benefits coverage under the non-competition agreement. If either of Messrs. Bailey or Coleman is terminated for cause or voluntarily terminates his employment, such executive is prohibited under the non-competition agreement for the two-year period following any such termination (the “Noncompetition Period”) from being employed by, owning, operating or similar involvement, directly or indirectly, with any business that competes with the Company in the distribution of electronic parts, components or systems in the geographical area in which the Company conducts its business. In the event that either of Messrs. Bailey or Coleman is terminated without cause, the Company may, in its sole discretion, elect to pay such executive his regular base salary and target incentive for all or any part of the Noncompetition Period, which payments are separate and in addition to the severance payments and benefits coverage described above and, so long as the Company makes such payments, such executive will be bound by the non-competition provisions described above. The non-competition agreements also contain nondisclosure and non-interference provisions. In the event of a change of control, the provisions of the change of control agreement described below will supersede those of the non-competition agreement with respect to severance and non-competition terms.

      Under the change of control agreements, if during the 12 month period following a change of control (as described below), either of Messrs. Bailey or Coleman is discharged without cause or voluntarily terminates his employment for any reason, such executive is entitled to receive a lump sum amount within 30 days of such termination of employment equal to 24 times the greater of (i) such executive’s highest monthly base salary paid during the twelve month period preceding a change in control or (ii) such executive’s highest monthly base salary paid or payable by the Company at any time from the ninety day period preceding a change of control through the date of termination. In addition, each of Messrs. Bailey and Coleman is entitled to receive a lump sum amount equal to the greater of (i) four times such executive’s highest aggregate amount of incentive compensation paid during any six consecutive months of the 12 months preceding a change of control or (ii) four times such executive’s highest aggregate amount of incentive compensation paid during any six consecutive months preceding the date of termination. Further, each of Messrs. Bailey and Coleman is entitled to receive 24 times the monthly amount paid such executive as an auto allowance immediately preceding a change of control. For two years following such termination, such executive also is entitled to all benefits and service credits for benefits under all employee benefit plans, programs or arrangements of the Company (or the economic equivalent thereof where such crediting is not permitted). For purposes of the change of control agreements for Messrs. Bailey and Coleman, “cause” is defined as (i) an act or acts of personal dishonesty taken by the employee and intended to result in personal enrichment of the employee at the expense of the Company or (ii) the conviction of the employee of a felony.

      If any payment received by Messrs. Bailey and Coleman in connection with a change of control of the Company is deemed a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, resulting in an “excess parachute payment” within the meaning of such Section 280G(b), he will be entitled under the change of control agreement to a cash payment in an amount equal to the 20% excise tax, if any, payable by him pursuant to the provisions of Section 4999, which amount will be increased by the aggregate of the amount of any federal, state, and local income taxes and excise taxes for which he may become liable on account of the receipt of the excise tax gross up payment. For purposes of the change of control agreement, a “change of control” is defined as (i) the acquisition by any person of beneficial ownership, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities, (ii) the individuals who constitute the Board of Directors of the Company as of February 25, 2000 (the “Incumbent Board”) cease to constitute a majority of the Board of Directors of the Company, provided that any individual who subsequently becomes a Director or whose election or nomination for election was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board (other than an election or nomination of an individual in connection with an actual or threatened election contest) shall be considered as though such person were a member of the Incumbent Board, or (iii) approval by the Company’s shareholders of a reorganization, merger or consolida-

tion with respect to which persons who were not shareholders before such reorganization, merger or consolidation own more than 80% of the combined voting power of the Company, or a liquidation of the Company or the sale of all or substantially all of the assets of the Company.

      Amendment to Non-Competition Agreements and Change of Control Agreements. In January of 2003, Messrs. Bailey and Coleman entered into Agreements with the Company amending their Non-Competition Agreements and Change of Control Agreements effective immediately. Under the amendments, Messrs. Bailey and Coleman relinquished their rights to receive severance payments under the Change of Control Agreements upon their voluntary termination of employment (a “single trigger” right to payment), and accepted a right to such payment in connection with a change in control only upon a discharge without cause or voluntary termination for a good reason (a “double trigger” right to payment). In exchange, the Non-Competition Agreements were amended to provide that payments under that Agreement would be for two years rather than one.

      2003 Employment Agreements with Mr. Ellis. Upon joining the Company, Mr. Ellis entered into an employment agreement with the Company effective June 30, 2003 (the “Ellis 2003 Employment Agreement”). The term of the Ellis 2003 Employment Agreement was from June 30, 2003 through March 31, 2004 (the “End Date”), continuing from month to month thereafter until terminated by either the Company or Mr. Ellis in accordance with the provisions of the Ellis 2003 Employment Agreement.

      Under the Ellis 2003 Employment Agreement, Mr. Ellis was entitled to certain payments if his employment with the Company is terminated under certain circumstances. In the event that Mr. Ellis’s employment was terminated by the Company without cause, Mr. Ellis would have been paid severance equal to the greater of (a) continuation of his regular base and target incentive salary (if applicable) through the End Date, or (b) the severance package he would have otherwise received, based on years of service, under the Company’s applicable severance policy or programs.

      Mr. Ellis’s 2003 Employment Agreement also contained confidentiality, no-hire and non-competition provisions. In the event that the Company terminated Mr. Ellis’s employment for cause or Mr. Ellis terminated his employment for any reason other than a change of position, Mr. Ellis would have been subject to a non-competition obligation for 12 months following the date of termination. At its option, if the Company terminated Mr. Ellis’s employment for any reason other than for cause, the Company could have imposed upon Mr. Ellis a non-competition obligation ending, at the latest, 12 months after the date of termination of employment. If the Company elected to impose this non-competition obligation, the Company would have paid Mr. Ellis his regular base and target incentive salary (if applicable) during the non-competition period in accordance with regular payroll practices. Any such payments would have been in lieu of any severance payments during such period.

      Mr. Ellis also entered into a Change of Control Agreement with the Company effective June 30, 2003 in substantially the same form as the above-described Change of Control Agreements, as amended, between each of Messrs. Bailey and Coleman and the Company, except that, in the event of discharge without cause following a change of control, Mr. Ellis is entitled to receive a lump sum amount equal to 12 times the greater of (i) his highest monthly base salary paid during the twelve month period preceding a change in control, or (ii) his highest monthly base salary at any time from the ninety day period preceding a change of control through the date of the termination; plus a lump sum amount equal to the greater of (i) two times his highest aggregate amount of incentive compensation paid during any six consecutive months of the 12 months preceding a change of control or (ii) two times his highest aggregate amount of incentive compensation paid during any six months preceding the date of termination. Mr. Ellis is also entitled to receive an auto allowance and other benefits as described above for one year following such discharge.

      2005 Employment Agreements with Mr. Ellis. On May 31, 2005, the Company entered into a Non-Competition Agreement with Mr. Ellis, which replaced the Ellis 2003 Employment Agreement. Under the non-competition agreement, in the event the Company terminates Mr. Ellis’ employment without cause, he will be entitled to his monthly base salary, target incentive and benefit coverage for twelve months following such termination. In the event his employment is terminated for cause or he voluntarily resigns his position, the Company has no obligations for such payments or benefits coverage under the non-competition agreement. If Mr. Ellis is terminated for cause or voluntarily terminates his employment, he is prohibited under the non-competition agreement for the two-year period following any such termination (the “Noncompetition Period”) from being employed by, owning, operating or similar involvement, directly or indirectly, with any business that competes with the Company, including but not limited to the sale of information technology products and services, enterprise computer systems, and related consulting, integration, maintenance and professional services. In the event that Mr. Ellis is terminated without cause, the Company may, in its sole discretion, elect to pay his regular base salary and target incentive for all or any part of the Noncompetition Period, which payments are separate and in addition to the severance payments and benefits coverage described above and, so long as the Company makes such payments, Mr. Ellis will be bound by the non-competition provisions described above. The non-competition agreements also contain nondisclosure and non-interference provisions. In the event of a change of control, the provisions of the change of control agreement described above will supersede those of the non-competition agreement with respect to severance and non-competition terms.

      On May 31, 2005, The Company and Mr. Ellis also entered into an amendment of his Change in Control Agreement , providing that, in the event Mr. Ellis’ employment is terminated by the Company without cause (or by Mr. Ellis for good reason) within 12 months of a change in control, Mr. Ellis will be entitled to receive a lump sum amount equal to 24 times the greater of his highest monthly base salary paid during the twelve month period preceding a change in control, or his highest monthly base salary at any time from the ninety day period preceding a change of control through the date of the termination; plus a lump sum amount equal to two times the annual incentive plan target applicable to him at the time of termination. Mr. Ellis is also entitled to receive an auto allowance and other benefits described above for two years following his termination.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

      The following chart compares the value of $100 invested in the Common Shares with a similar investment in the Russell 2000 Index (the “Russell 2000”) and the companies listed in the SIC Code 5045-Computer and Computer Peripheral Equipment and Software (the Company’s “Peer Group”) for the period March 31, 2000 through March 31, 2005.

COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN

INDEXED RETURNS

	Base	Years Ending
	Period
	March	March	March	March	March	March
Company Name/ Index	2000	2001	2002	2003	2004	2005

AGILYSYS INC	100	78.44	91.59	55.33	78.20	131.46
RUSSELL 2000	100	84.67	96.51	70.49	115.48	121.73
PEER GROUP	100	55.08	77.03	45.86	79.71	80.44

AGILYSYS, INC.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview

      The Company’s Compensation Committee (the “Committee”) administers the Company’s compensation program for the Company’s executive officers and directors. In accordance with its Charter, the purpose and mission of the Committee is to enhance shareholder value by ensuring that the compensation available to the Board of Directors, Chief Executive Officer and other executive officers of the Company enables the Company to attract and retain high-quality leadership and is consistent with the Company’s executive compensation philosophy and objectives. As a part of its responsibility in this regard, the Committee oversees the Company’s compensation plans and policies, annually reviews and determines all executive officers’ compensation (including base salary and the Company’s annual cash incentive, long-term stock incentive, retirement and perquisite plans and programs), administers the Company’s incentive programs (including establishing performance goals, determining the extent to which performance goals are achieved, and calculating awards), administers the Company’s equity compensation plans (including making grants to the Company’s executive officers), and regularly evaluates the effectiveness of the overall executive compensation program. A more complete description of the Committee’s functions is set forth in the Committee’s Charter, which is available on the Company’s website at www.agilysys.com.

      The Board determines the Committee’s membership. Currently, the Committee is comprised of four directors, each of whom is listed at the end of this report, and each of whom qualifies as a non-employee director for the purpose of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an outside director for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, as required by the Committee’s Charter and the Company’s Corporate Governance Guidelines, the Board of Directors has determined that each member qualifies as “independent” as presently defined by regulations of The Nasdaq Stock Market, Inc. and the Securities and Exchange Commission, and is free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a Committee member. The Committee meets at scheduled times during the year, and it also considers and takes action by written consent. The Committee Chairman reports on Committee actions and recommendations at Board meetings. The Company’s legal department and the Company’s Human Resources department support the Committee in its work and in some cases act pursuant to delegated authority to fulfill various functions in administering the Company’s compensation programs. In addition, the Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee. During fiscal year 2005, the Committee engaged an independent executive compensation consulting firm to assist the Committee in its review of the compensation for the executive officers.

Overview of Compensation Objectives and Philosophy

      The Committee believes that achieving the following objectives with respect to the Company’s executive compensation program will affect the long-term value of the Company:

(1) To attract, retain and motivate executives who can significantly contribute to the success of the Company;

(2) To reward the achievement of business objectives that have been approved by the Board of Directors;

(3) To provide a rational, consistent and competitive executive compensation program that is well understood by those to whom it applies; and

(4) To tie a significant portion of executive compensation to the long-term performance of the Company’s Common Shares.

      After undertaking a comprehensive review of the Company’s executive officer compensation policy in 1998, with the assistance of an independent executive compensation consulting firm, the Committee adopted a compensation philosophy for executive officers that is aimed at achieving the compensation objectives described above. That philosophy has been reviewed and reapproved annually, except as described herein. At the Committee’s meeting on April 27, 2004, based in part upon a market review by and input from an independent executive compensation consulting firm, the Committee approved a prospective change in the compensation philosophy to target compensation at a “minimum” of the 50th percentile rather than targeting the 50th percentile as it had in prior years. The revised compensation philosophy is as follows:

(1) The Company’s objective is to pay competitive base salary at a minimum of the 50th percentile of the compensation peer group;

(2) Annual cash bonus incentives are targeted at a minimum of the 50th percentile of the compensation peer group;

(3) The long-term stock incentive program also generally targets a minimum of the 50th percentile of the compensation peer group; and

(4) Executive compensation will be reviewed annually based on a compensation peer group which may be modified from time to time to represent changes in business strategy.

      For purposes of establishing the Company’s compensation philosophy, the “compensation peer group” was originally a group of twenty companies, identified by the consultants (1) that were in lines of business comparable to the Company’s, or (2) which may have competed with the Company for executive talent. For purposes of annually reviewing the Company’s position with respect to its compensation peer group, the peer group has varied from year to year but has consisted of companies which meet the foregoing criteria.

      Based on the Company’s compensation objectives and philosophy, the Committee recommended, the Board of Directors adopted, and, to the extent appropriate, the Company’s shareholders approved, a revised compensation program. Subsequently, the Committee has reviewed the compensation program on an annual basis, with assistance from outside executive compensation consultants, making periodic adjustments thereto. The key elements of the Company’s current executive compensation program are described below.

Compensation Elements for Executive Officers

      The key elements of the Company’s executive compensation program are as follows:

1. Base Salary and Annual Incentive Compensation. Due to industry and market circumstances in the Company’s principal business areas and the Company’s resultant financial performance, the Committee determined that there should be no increases in the executive officers’ base salaries for fiscal years 2002 through 2004. Notwithstanding the foregoing, the Board approved an increase in Mr. Rhein’s base salary for fiscal year 2003 to reflect his promotion to chief executive officer. Based on the Company’s financial performance, which exceeded fiscal year 2004 goals, and on the analysis provided by an outside executive compensation consultant, the executive officers’ base salaries were increased by approximately four percent on average for fiscal year 2005.

The Committee established certain financial and individual non-financial performance goals for fiscal year 2005, which, depending on the level of achievement, would result in the payment of cash incentive compensation for executive officers. These goals are listed in the Section titled CEO Compensation. During fiscal year 2005, the Company continued implementation of a plan for the strategic transformation of the Company, achieved through the further implementation of its focus on the enterprise computer systems business. Due to significant progress in achieving the Company’s strategic objectives, annual bonuses at target were paid for the fiscal year.

2. Stock Option and Other Long-Term Incentive Awards. Based upon the report and recommendations of the Company’s compensation consultants, the Committee determined that it generally should not exceed an annual grant rate of stock options of 2% of Common Shares outstanding. Based on its compensation philosophy, the Committee generally has applied a guideline under which executive officers receive stock option grants based on a Black-Scholes valuation targeted at the 50th percentile, with all remaining options available to be allocated to other key employees based upon recommendations to the Committee by the Chief Executive Officer. During fiscal year 2005, stock option grants were made to executive officers consistent with the established targets.

3. Retention Plan. The retention plan is not a formal plan, but rather consists of one-time grants in fiscal year 2003 to each selected key executive officer under the Company’s 2000 Stock Incentive Plan of restricted Common Shares having a fair market value on the date of grant equal to approximately 150% of the executive officer’s base salary. For each participant, the Company has paid the federal income tax owing on the grant of restricted Common Shares as a result of the participant’s timely election under Section 83(b) of the Code, which election had a favorable overall tax and financial effect on the Company. These grants were specifically intended to incent the Company’s executive management team to remain with the Company during the initial three years of implementation of its long-term business strategy. During fiscal year 2005, significant progress was achieved in implementing the Company’s strategic objectives.

4. Change in Control Provisions. In the event of a termination of employment of certain of the Company’s executive officers, including Mr. Rhein, in connection with a “change in control” certain amounts will be payable. The amount payable to Mr. Rhein is three times the sum of his current base salary and target annual cash incentive. Certain other executive officers’ change in control agreements also provide for severance payments upon certain discharges without cause or certain voluntary terminations for good reason. In the case of Messrs. Bailey and Coleman, the amount payable is equal to the greater of 24 times such executive officer’s highest monthly base salary either during the 12 month period preceding a change in control or at any time from the 90 day period preceding a change of control through the termination date, plus the greater of four times the executive officer’s highest aggregate amount of incentive compensation during either any six consecutive months of the 12 months preceding a change of control or any six consecutive months preceding the date of termination. In the case of Mr. Billick, the amount payable is equal to 24 times his monthly base salary being paid at his termination of employment, plus two times his target annual cash incentive for the then-current fiscal year. In the case of Mr. Ellis, the amount payable is equal to the greater of 12 times his highest monthly base salary either during the 12 month period preceding a change in control or at any time from the 90 day period preceding a change in control through the termination date, plus the greater of two times his aggregate amount of incentive compensation during either any six consecutive months of the 12 months preceding a change of control or any six consecutive months preceding the date of termination.((2)) The executive officers’ agreements with the Company also provide an excise and income tax gross up on any excise tax payment owed by such executive officers as a result of any amount received by the executive officer that is determined to be an “excess parachute payment” under Section 280G of the Code. These agreements remained in effect throughout fiscal year 2005.

5. Retirement and Other Benefits. Based upon the Company’s 1998 compensation review and annual analysis thereafter, the Committee approved certain executive retirement and other benefits in order to bring the Company’s retirement and other benefits in line with those offered by peer companies. These retirement and other benefits, described below, remained in effect for fiscal year 2005.

6. Supplemental Executive Retirement Plan (“SERP”). The SERP was established effective April 27, 1999 to provide retirement cash benefits, in an amount not to exceed 50% of final average earnings, to a select group of management and other highly-compensated employees, which includes the Company’s Chief Executive Officer and other executives designated by the Committee. The maximum annual cash benefit under the SERP is limited to 50% of the participant’s final average earnings, which for this purpose would be the participant’s base salary, including pre-tax deferrals, plus annual incentive compensation. The annual benefit is reduced by other Company funded retirement benefits. The SERP is an unfunded deferred compensation plan. Life insurance is purchased as a source of funds to pay benefits.

7. Benefit Equalization Plan (“BEP”). The BEP was established to permit the Company to provide its executives with amounts for retirement on a profit sharing and 401(k)-type basis in excess of amounts allowed under the Company’s tax qualified retirement plan. Additional voluntary deferrals of compensation also are permitted under the BEP. The BEP is limited to a select group of management and other highly-compensated employees selected by the Company’s Chief Executive Officer. The BEP is an unfunded deferred compensation plan. Life insurance is purchased as a source of funds to pay benefits.

8. Senior Executive Disability Plan. A Senior Executive Disability Plan was established to provide enhanced disability benefits to the Chief Executive Officer and to elected officers and other key employees selected by the Chief Executive Officer. The disability benefit payable to a participant is 60% of base salary, including pre-tax deferrals, plus annual incentive compensation.

9. Perquisites. The Company provides its senior executive officers with perquisites that it believes are reasonable, competitive and consistent with the Company’s overall executive compensation program and that helps it to hire and retain the highest quality candidates. These perquisites include: automobile allowances, reimbursement of club membership fees and dues, use of company aircraft for personal travel on a limited basis and reimbursement for financial planning services.

Executive Compensation Policy Decisions

      In addition to establishing the compensation elements described above, the Company abides by a number of policies to further the goals of its executive compensation program.

(2)	As previously discussed, effective May 31, 2005, Mr. Ellis’ Change of Control Agreement was amended to increase the amount payable to twenty-four times his highest monthly base salary and two times his incentive compensation, consistent with the Change of Control Agreements in effect for Messrs. Bailey and Coleman.

1. Employment Agreements. The Company has entered into employment agreements with Mr. Rhein, Mr. Bailey, Mr. Coleman, Mr. Ellis and Mr. Billick. These employment agreements are described in detail on pages 13-19, above. The current employment agreement with Mr. Rhein is for three years, and will expire on March 31, 2006. The non-competition agreements in effect for Mr. Bailey and Mr. Coleman remain in effect until terminated, and provide twenty-four months’ base salary, target incentive and benefit coverage in the event of termination without cause. The employment agreement in effect with Mr. Ellis during fiscal year 2005 was entered into effective June 20, 2003 for an initial nine month term and, thereafter, is renewed from month to month until terminated by either the Company or Mr. Ellis.((3)) The employment agreement with Mr. Billick was entered into effective April 1, 2000 for an initial one year term and, thereafter was renewed for successive one year terms.((4)) The Company also has entered into change of control and non-competition agreements with certain of its executive officers.

2. Stock Option Repricing. The Company does not permit repricing of stock options.

3. Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1,000,000 limit on the amount that a public company may deduct for compensation paid to the Company’s chief executive officer or any of the Company’s four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders). The Committee believes that grants of stock options under the Company’s 2000 Stock Incentive Plan qualify for full deductibility under Section 162(m), but are subject to other tax rules such as those applicable to incentive stock options. At this time, based upon the Company’s current compensation structure, the Committee believes that it is in the best interests of the Company and its shareholders for the Committee to retain flexibility in awarding incentive compensation in the form of other incentive awards that may not qualify for the exception for performance-based compensation.

4. Use of Outside Consultants. The Committee employs an outside consultant to assist in accomplishing its Charter. The consultant is an independent advisor to the Committee. The Committee is able to select, dismiss and approve any financial arrangement with the consultant. The consultant may also assist management in performing duties delegated by the Committee.

Basis for Chief Executive Officer Compensation

      The compensation of Arthur Rhein, the Chairman of the Board, President and Chief Executive Officer of the Company for fiscal year 2005, was determined under the terms of an employment agreement between Mr. Rhein and the Company entered into as of April 1, 2003, when Mr. Rhein assumed the duties of Chairman of the Board, in addition to his previous duties as President and Chief Executive Officer of the Company. That employment agreement is described elsewhere in this proxy.

(3)	As previously discussed, effective May 31, 2005, the Company and Mr. Ellis entered into a non-competition agreement which remains in effect until terminated, and provides twelve months’ base salary, target incentive and benefit coverage in the event of termination without cause.

(4)	As previously disclosed, effective June 3, 2005, Mr. Ellis assumed the responsibilities of Treasurer and Chief Financial Officer. Mr. Billick’s employment with the Company terminated on June 30, 2005.

      Mr. Rhein’s salary and target cash annual incentive compensation for fiscal year 2005 was established at a level intended to target the 50th percentile of salary and cash annual incentive compensation at a comparable position with a group of peer companies. Based on the Company’s financial performance, and on the analysis provided by an outside executive compensation consultant, Mr. Rhein’s base salary was increased by eight percent for fiscal year 2005. Therefore, for fiscal year 2005, Mr. Rhein was paid a base salary of $675,000, as reported in the salary column of the Summary Executive Compensation Table in this proxy (the “Table”).

      Under the Company’s annual executive incentive compensation plan, Mr. Rhein received an annual incentive compensation opportunity equal to 100% of base salary at target. The Committee approved four financial and operational objectives for Mr. Rhein for fiscal year 2005. These objectives related to achievement of target levels regarding revenue growth, operating profit, and return on total capital and a “management by objective” (“MBO”) factor. All but a small percentage of Mr. Rhein’s target annual incentive opportunity was based on the financial measures. Attainment of the MBO factor was determined by the Committee. Pursuant to the Incentive Plan, no award would be available for performance below a threshold. Mr. Rhein received an annual incentive compensation award of $675,000 under the plan, which is also reported in the Table under the Incentive column.

      The Committee granted a long-term incentive award to Mr. Rhein for fiscal year 2005 in the form of stock options under the Company’s 2000 Stock Incentive Plan. In accordance with Mr. Rhein’s employment agreement, the aggregate value of the award of options was 250% of Mr. Rhein’s annual base salary for fiscal year 2005. At that level, based upon a Black-Scholes calculation, 222,500 options were granted.

      In determining that this level of pay and incentive compensation for Mr. Rhein was appropriate, the Committee considered the following: the independent confirmation of an independent executive compensation consulting firm based on market data that his base salary (then $625,000) was below market; his leadership in articulating and pursuing a vision for the Company consistent with creating value for shareholders; his critical role in leading the Company to strong financial results; his leadership in driving strong operating performance throughout the Company; and his execution of a strategy to enhance long-term shareholder value through stronger profit margins and higher returns on equity.

      In fiscal year 2005, Mr. Rhein also participated in the retirement and other benefit plans described above.

      This report on executive compensation for fiscal year 2005 is provided by the undersigned members of the Compensation Committee of the Board of Directors.

Charles F. Christ, Chairman

Howard V. Knicely
Robert A. Lauer
Thomas C. Sullivan

AUDIT COMMITTEE REPORT

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee’s activities are governed by a written charter adopted by the Board of Directors. In January, 2005, the Board adopted an Amended and Restated Audit Committee Charter, attached as Exhibit A, and available at the Company’s website (www.agilysys.com). The Audit Committee currently consists of four directors, all of whom are independent in accordance with the rules of the Nasdaq Stock Market, Inc., Section 10A(m) of the Securities Exchange Act of 1934 and the rules and regulations of the SEC. The Board has determined that Mr. Commes is an “audit committee financial expert” as defined by the SEC.

      Management has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls over financial reporting. Ernst & Young, the Company’s independent auditors, audits the annual financial statements prepared by management and expresses an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, and also audits the internal controls over financial reporting and management’s assessment of those controls. The Audit Committee retains the Company’s independent auditors and monitors these processes.

      In carrying out its responsibilities, the Audit Committee has reviewed and has discussed with the Company’s management the Company’s 2005 audited financial statements. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States. In addition, the Audit Committee discussed with the Company’s financial management and independent auditors the overall scope and plans for the audit. The Audit Committee also met with the independent auditors, with and without management present, to discuss the results of the audit, their evaluation of the Company’s internal controls over financial reporting, including both the design and efficacy of such internal controls, and the overall quality of the Company’s financial reporting.

      The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

      The Audit Committee has also received written disclosures from Ernst & Young regarding their independence from the Company and its management as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has discussed with the independent auditors the independent auditors’ independence, and has considered the compatibility of non-audit services with the auditors’ independence.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s 2005 audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2005.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Thomas A. Commes, Chairman

Robert G. McCreary III
Thomas C. Sullivan
Charles F. Christ

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      The Audit Committee has re-appointed Ernst & Young as independent auditors to audit the financial statements of the Company for the fiscal year ending March 31, 2006. Fees for services rendered by Ernst & Young for fiscal years 2005 and 2004 were:

Fiscal Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees

2005	$1,547,000	$47,421	$67,442	$250,480
2004	548,717	307,317	$389,600	$–0–

      Audit fees consist of fees billed for professional services rendered for the annual audit of the Company’s financial statements, annual audit of internal control over financial reporting, review of the interim financial statements included in quarterly reports and services that are normally provided by Ernst & Young in connection with statutory and regulatory filings. Audit-related fees generally include fees for employee benefits plan audits, business acquisitions, accounting consultations and Securities and Exchange Commission registration statements. Tax fees include tax compliance and tax advice services. All other fees generally relate to services provided in connection with non-audit acquisition activities.

      It is the Audit Committee’s policy that all audit and non-audit services are pre-approved by the Audit Committee. Consistent with its charter, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee between meetings when expedition of services is necessary, provided that any pre-approvals so delegated are reported to the Audit Committee at its next scheduled meeting. All audit and non-audit services were pre-approved by the Audit Committee consistent with this policy during fiscal years 2005 and 2004.

      Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

PROPOSAL 2

PROPOSAL TO APPROVE THE AGILYSYS, INC.

EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN

      The shareholders are asked to consider and vote upon a proposal to approve the Agilysys, Inc. Executive Officer Annual Incentive Plan, (the “Incentive Plan”), the principal provisions of which are described below. The following is a summary of the material terms of the Incentive Plan. The full text of the Incentive Plan is set forth as Exhibit B to this Proxy Statement.

      The Board of Directors believes that the Incentive Plan promotes the Company’s compensation objectives by (i) providing short-term financial awards to executive officers of the Company in order to encourage them to improve the Company’s operating results; and (ii) enabling the Company to recruit and retain such executive officers by making the Company’s overall compensation program competitive with the compensation programs of similar companies. The Incentive Plan will replace the Company’s 2000 Annual Incentive Plan, which was approved by shareholders at the 2000 Annual Meeting of Shareholders. Subject to shareholder approval, the Incentive Plan will be effective as of April 1, 2005.

      Incentive awards made under the Incentive Plan are intended to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code, as amended (the “Code”), and

Section 1.162-27 of the Treasury Regulations promulgated thereunder. Generally, Section 162(m) prevents a company from receiving a federal income tax deduction for compensation paid to any one of the five most highly compensated executive officers in excess of $1.0 million for any year, unless that compensation is performance-based. One of the requirements of “performance-based compensation” for purposes of Section 162(m) is that the compensation be paid pursuant to objective performance goals under a plan that has been approved by a majority of the Company’s shareholders. The proposed Executive Officer Annual Incentive Plan is intended to provide the Compensation Committee with flexibility to determine whether §162(m) qualified incentive grants under the Plan are in the best interests of the Company.

SUMMARY OF THE PLAN

      Administration. The Compensation Committee of the Board of Directors is authorized to administer the Incentive Plan, provided that the Compensation Committee consists entirely of persons who meet the definition of “outside director” set forth in the regulations under Section 162(m) of the Code. The Committee has the exclusive right to (i) interpret the Incentive Plan; (ii) determine eligibility for participation in the Incentive Plan; (iii) decide all questions concerning eligibility for and the amount of awards payable under the Incentive Plan; (iv) establish and administer the performance goals and certify whether, and to what extent, they are attained; (v) construe any ambiguous provisions of the Incentive Plan and correct any default, supply any omission, and reconcile any inconsistency in the Incentive Plan and related documents; (vi) issue administrative guidelines, regulations and forms as necessary as an aid to administering the Incentive Plan; and (vii) decide any and all questions arising in the administration, interpretation and application of the Incentive Plan and related documents. All decisions of the Committee and its action with respect to the Incentive Plan are final, binding and conclusive upon any person claiming a right or interest in or under the Incentive Plan.

      Eligible Participants. The employees eligible to receive compensation under the Incentive Plan are the Executive Officers of the Company or affiliated corporations.

      Establishment of Performance Goals. Within the first 90 days of a fiscal year, and while the outcome is substantially uncertain, the Committee will establish the performance goal(s) which, if attained, will result in awards to the participants under the Incentive Plan (including relative weighting in the event that more than one performance goal is established), and will designate which eligible employees are selected for participation in the Incentive Plan. The performance goals may be based on any of the following business criteria (applied to a participant, a business unit, or the Company and related entities as a whole): stock price, revenue, operating income, operating profit, market share, sales, profitability, earnings per share, return on equity, return on capital, return on invested capital, costs or other similar objective criteria. Performance goal(s) may be designed in an all-or-nothing manner, or in a manner that provides for different levels of payment based on the level of attainment of such goal(s). The Committee retains the discretion to change the targets under the performance goal(s) subject to any restrictions of Code Section 162(m).

      The actual level of achievement of the performance goals will serve as the basis for establishing the amount of the award payable to a participant for the fiscal year. If the threshold level of attainment is not achieved, no payment will be made under the Incentive Plan for such fiscal year.

      Payment of Awards. Awards will be paid under the Incentive Plan following certification of the attainment of the established performance goal(s) for the fiscal year, and only to participants who were employed by the Company on the last day of such fiscal year and who were not terminated for cause prior to payment. As soon as practicable after the Company’s financial results for the fiscal year are approved by the

Board or the Audit Committee, the Compensation Committee will certify in writing whether the performance goal(s) and other material terms were in fact satisfied. Awards will be paid in cash as soon as reasonably practicable after the Committee’s certification, subject to such terms, conditions, restrictions and limitations as the Committee may determine, provided that such terms, conditions, restrictions and limitations are not inconsistent with the terms of the Incentive Plan.

      Termination of Employment. If a participant’s employment is terminated during a fiscal year by reason of his disability or death, or, subject to the limitations of Code Section 162(m), his involuntary termination of employment other than for “cause” or his voluntary termination of employment for “good reason” or his retirement and such participant has been a participant in the Incentive Plan for at least three months of such fiscal year, the participant will be eligible to receive a prorated award for such fiscal year.

      Applicable Business Criteria. For the fiscal year ending March 31, 2006, the Compensation Committee has selected the following performance measures: revenue, operating profit and return on invested capital.

      The Committee has designated Messrs. Rhein, Ellis, Bailey, Coleman and Sayers to participate in the Incentive Plan for the fiscal year ending March 31, 2006. Because the award payable to each participant depends upon the Company’s future financial results, it is not possible to determine the amount of the award payable to the participants in the Incentive Plan for the fiscal year ending March 31, 2006.

      Amendment and Termination. The Board of Directors may suspend or terminate the Incentive Plan at any time with or without prior notice. In addition, the Board of Directors may, from time to time and with or without prior notice, amend the Incentive Plan in any manner but may not without shareholder approval adopt any amendment that would require the vote of the shareholders of the Company pursuant to applicable laws, regulations or exchange requirements.

      Limitation on Awards. Notwithstanding any other provision, no payments will be made for a fiscal year in which any minimum level of performance established under the relevant performance goal(s) is not attained, and no award to any participant for a fiscal year may exceed $5,000,000.

Recommendation; Required Vote

      Adoption of the Agilysys, Inc. Executive Officer Annual Incentive Plan requires the affirmative vote by holders of at least a majority of the Common Shares present in person or represented by proxy and entitled to vote. The Board of Directors recommends that you vote FOR the adoption of the Agilysys, Inc. Executive Officer Annual Incentive Plan.

OTHER MATTERS

      Reports will be laid before the Annual Meeting, including a letter from the Chief Executive Officer which accompanies the financial statements of the Company and the Auditor’s Report prepared by independent auditors. The Board of Directors does not contemplate and does not intend to present for consideration the taking of action by shareholders with respect to any reports to be laid before the Annual Meeting or with respect to the minutes of the Annual Meeting of Shareholders held on July 28, 2004, which will be read at the Annual Meeting on July 28, 2004, unless a motion to dispense with a reading is adopted.

      The Board of Directors is not aware of any matter to come before the Annual Meeting other than those mentioned in the accompanying Notice. However, if other matters shall properly come before the Annual

Meeting, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment on such matters.

      The cost of solicitation of Proxies, including the cost of preparing, assembling and mailing the Notice, Proxy Statement and Proxy, will be borne by the Company. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and the Company may reimburse them for their expenses in so doing. The Company has retained Georgeson Shareholder to assist in soliciting Proxies, at an anticipated cost of $8,500 plus expenses. To the extent necessary to assure sufficient representation, officers and employees of the Company may in person or by telephone or telegram request the return of Proxies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s Directors and certain of its executive officers and persons who beneficially own more than 10% of the Common Shares to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission. Such persons are further required to furnish the Company with copies of all such forms filed by them. Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all of the Section 16(a) filing requirements were satisfied by the Company’s Directors, executive officers and beneficial owners of more than 10% of the Common Shares, except for (i) the inadvertent late filing of a Form 4 by Mr. Lauer and Mr. Sullivan to report the acquisition of phantom stock units resulting from the deferral of their Director’s fees into a stock allocation account under the Directors’ Deferred Compensation Plan, which acquisition has since been reported on Form 5, and (ii) the late filing, due to administrative oversight, of Mr. Bailey’s acquisition of stock through exercise of stock options on March 10, 2005, which was subsequently reported on Form 5.

SHAREHOLDER PROPOSALS

      Any shareholder proposal intended to be presented at the 2006 Annual Meeting of Shareholders must be received by the Company’s Secretary at the Company’s principal executive offices no later than March 9, 2006, for inclusion in the Proxy Statement and form of Proxy relating to that Annual Meeting. Each proposal submitted should be accompanied by the name and address of the shareholder submitting the proposal and the number of Common Shares owned. If the proponent is not a shareholder of record, proof of beneficial ownership should also be submitted. All proposals must be a proper subject for action and comply with the proxy rules of the Commission.

      The Company may use its discretion in voting Proxies with respect to shareholder proposals not included in the Proxy Statement for the fiscal year ended March 31, 2006, unless the Company receives notice of such proposals prior to May 24, 2006.

      Upon the receipt of a written request from any shareholder entitled to vote at the forthcoming Annual Meeting, the Company will mail, at no charge to the shareholder, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Commission pursuant to Rule 13a-1 under the Exchange Act, for the Company’s most recent fiscal year. Requests from beneficial owners of the Company’s voting securities must set forth a good-faith representation that, as of the record date for the Annual Meeting, the person making the request was the beneficial owner of securities entitled to vote at such Annual Meeting. Written requests for such Annual Report should be directed to:

Martin F. Ellis
Executive Vice President, Treasurer and Chief Financial Officer
Agilysys, Inc.
6065 Parkland Boulevard
Cleveland, Ohio 44124

      You are urged to sign and return your Proxy promptly in order to make certain your shares will be voted at the Annual Meeting. For your convenience a return envelope is enclosed requiring no additional postage if mailed in the United States.

By Order of the Board of Directors

LAWRENCE N. SCHULTZ
Secretary

July 8, 2005

EXHIBIT A

AGILYSYS INC.

AUDIT COMMITTEE CHARTER

(Amended and Restated January 25, 2005)

Committee Purpose

      The primary purpose of the Audit Committee (“The Committee”) of Agilysys Inc. (the “Company”) is to (i) assist the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditor; and (ii) prepare the report of the Committee required to be included in the Company’s proxy statement for the Annual Meeting of Shareholders.

      The Committee’s responsibilities and powers are limited to those set forth in this Charter. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, for the appropriateness of the accounting principles and reporting policies that are used by the Company and for implementing and maintaining internal control over financial reporting. The independent auditors are responsible for auditing the Company’s financial statements, for providing their attestation report on management’s assessment of the Company’s internal control over financial reporting and for reviewing the Company’s unaudited interim financial statements.

Membership

     General.

      The Committee shall consist of no less than three directors. Committee members shall be appointed by the Board of Directors each year at the July Board meeting and at other times when necessary to fill vacancies. The Board of Directors shall designate one Committee member as chairperson or delegate the authority to designate a chairperson to the Committee. Each appointed Committee member shall serve for a period of one year or until such time as a member’s successor has been duly named and qualified. The duties and responsibilities of the members of the Committee are in addition to those as members of the Board of Directors. Committee members shall serve at the pleasure of the Board of Directors.

     Independence and Qualifications.

      Each member of the Committee shall meet the independence and experience requirements as required by the rules of the Nasdaq Stock Market, Inc. (the “Nasdaq”), Section 10A(m) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission, as such requirements may be amended from time to time.

      All members of the Committee shall be able to read and understand financial statements, including a balance sheet, income statement and cash flow statement. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Responsibilities and Duties

The Committee shall perform the following responsibilities and duties:

1.	Review annually the Committee’s Charter for adequacy and recommend any changes to the Board of Directors. Ensure that the Charter is included as an appendix to the Company’s proxy statement at least once every three years.

2.	Report to the Board of Directors on a regular basis on the material events covered by the Committee and make recommendations to the Board of Directors and management concerning these matters.

3.	Review the Company’s annual audited financial statements, related disclosures, including the Management’s Discussion and Analysis (“MD&A”) portion of the Company’s filings, and discuss with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, including (a) the quality as well as acceptability of the accounting principles applied in the financial statements, and (b) new or changed accounting policies; significant estimates, judgments, uncertainties or unusual transactions; and accounting policies relating to significant financial statement items.

4.	For each of the first three fiscal quarters and at year end, at a Committee meeting, review with management the financial results, the proposed earnings press release and formal guidance which the Company may plan to offer, and review with the independent auditors the results of their review of the interim financial information and audit of the annual financial statements.

5.	Review the significant accounting principles, policies and practices followed by the Company in accounting for and reporting its financial results of operations in accordance with accounting principles generally accepted in the United States (“GAAP”).

6.	Review management’s analysis of any significant accounting issues, changes, estimates, judgments or unusual items relating to the financial statements and the selection, application and effects of critical accounting policies applied by the Company (including an analysis of the effect of alternative GAAP methods) and review with the independent auditors the reports on such subjects delivered pursuant to Section l0A(k) of the Exchange Act and the rules and regulations promulgated thereunder by the SEC.

7.	Following completion of the annual audit, review separately with the independent auditors, the Internal Audit department, and management any significant difficulties encountered during the course of the audit.

8.	Review management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of the end of the most recent fiscal year and the independent auditors’ report on management’s assessment.

9.	The Committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of internal control over financial reporting, including any significant deficiencies or material weaknesses identified by management of the Company in connection with its required quarterly certification under Section 302 of the Sarbanes-Oxley Act. In addition, the Committee shall discuss with management, the internal auditors, and the independent auditors any significant changes in internal control over financial reporting that are disclosed, or considered for disclosure, in the Company’s periodic filings with the SEC.

10.	Review any management letters or internal control reports prepared by the independent auditors or the Company’s internal auditors and responses to such management letters, and review with the independent auditors the Company’s internal accounting controls, including the budget, staffing and responsibilities of the Company’s Internal Audit department.

11.	Review and approve procedures for: (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

12.	Be directly responsible for the appointment, determination of the compensation for, retention and oversight of the work of the independent auditors employed to conduct the audit (including resolution of disagreements between the independent auditors and management regarding financial reporting) or other services. The independent auditors shall report directly to the Committee.

13.	Review the effectiveness of the independent audit effort, including approval of the scope of, and fees charged in connection with, the annual audit, quarterly reviews and any permissible non-audit services being provided.

14.	Pre-approve all audit services and permissible non-audit services by the independent auditors, as set forth in Section 10A of the Exchange Act and the rules and regulations promulgated thereunder by the SEC. The Committee may establish pre-approval policies and procedures, as permitted by Section l0A of the Exchange Act and the rules and regulations promulgated thereunder by the SEC, for the engagement of independent auditors to render services to the Company, including but not limited to policies that would allow the delegation of pre-approval authority to one or more members of the Committee, provided that any pre-approvals delegated to one or more members of the Committee are reported to the Committee at its next scheduled meeting.

15.	Annually, obtain and review a report by the independent auditor describing: the firm’s internal-quality control procedures; any material issues raised by the most recent internal-quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues.

16.	Review on an annual basis a formal written statement from the independent auditors delineating all relationships between the independent auditors and the Company consistent with Independence Standards Board Standard No. 1, and review and discuss with the independent auditors all significant relationships the independent auditors have with the Company which may affect the independent auditors’ independence. The Committee is responsible for ensuring the independence of the independent auditors.

17.	Review the Company’s hiring policies relating to the employment of any employees or former employees of the independent auditors.

18.	Review and approve all related party transactions, as defined by applicable NASD Rules, to which the Company is a party.

19.	Review the financial, investment and risk management policies followed by the Company.

20.	Engage and determine funding for such independent professional advisers and counsel as the Committee determines are appropriate to carry out its functions hereunder. The Company shall provide appropriate funding to the Committee, as determined by the Committee, for payment of (1) compensation to the independent auditors for services approved by the Committee, (2) compensation to any outside advisers retained by the Committee, and (3) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

21.	Perform any other activities consistent with this charter, the Company’s Bylaws and governing law as the Committee or the Board of Directors deems necessary or appropriate, including but not limited to the Company’s legal and regulatory compliance.

Administration

      The Committee will meet at least quarterly and more frequently if circumstances warrant. A majority shall constitute a quorum of the Committee for purposes of each meeting. All Committee actions shall be taken by a majority vote of the quorum of members present in person or by telephone at the meeting.

      The Committee members will have sole discretion in determining the meeting attendees which may include, but not necessarily be limited to, members of senior management, the independent auditors or internal auditors and the agenda for its meeting. These parties may be invited to participate in meetings of the Committee, but may be excused from participation in discussions of any matter under consideration at the discretion of the Committee.

      The Committee will keep minutes of its meetings and promptly and regularly report on all Committee business and affairs to the Board of Directors. All members of the Board of Directors will receive a copy of the Audit Committee minutes following each such meeting.

Board of Directors Approval

This Charter was approved and adopted by the Board of Directors on January 25, 2005.

EXHIBIT B

AGILYSYS, INC. EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN

ARTICLE I

THE PLAN AND ITS PURPOSE

      1.1     Adoption of Plan. This Executive Officer Annual Incentive Plan (hereinafter referred to as the “Plan”) is hereby adopted by Agilysys, Inc. (hereinafter referred to as the “Company”), by action of its Board of Directors, effective as of April 1, 2005, in order to set forth the terms and provisions of the annual incentive program of the Company applicable to Executive Officers of the Company on and after such date. Adoption of this Plan is subject to approval thereof by the shareholders of the Company.

      1.2     Purpose. The purpose of the Plan is (a) to provide an incentive to Executive Officers of the Company in order to encourage them with short-term financial awards to improve the Company’s operating results, (b) to enable the Company to recruit and retain such Executive Officers by making the Company’s overall compensation program competitive with compensation programs of similar companies, (c) to satisfy the requirements of Code Section 162(m), and (d) to satisfy the short-term deferral exception to the nonqualified deferred compensation rules of Code Section 409A.

ARTICLE II

DEFINITIONS

      Unless the context otherwise indicates, the following words used herein shall have the following meanings whenever used in this instrument:

      2.1     “Award” means the payment earned by a Participant as such payment is determined in accordance with Article VI.

      2.2     “Base Salary” means, for any Fiscal Year, the Participant’s annual rate of base salary, determined as of the last day of the Fiscal Year or, for a Participant who terminates employment prior to the last day of any Fiscal Year and who is otherwise entitled to a prorated Award for such Fiscal Year under Section 6.4, the Participant’s annual rate of base salary, determined as of his date of termination of employment.

      2.3     “Board of Directors” means the Board of Directors of the Company as it may be constituted from time to time.

      2.4     “Code” means the Internal Revenue Code of 1986, as amended, and any lawful regulations or other pronouncements promulgated thereunder. Whenever a reference is made herein to a specific Code Section, such reference shall be deemed to include any successor Code Section having the same or a similar purpose.

      2.5     “Committee” means the Compensation Committee of the Board of Directors as it may be constituted from time to time; provided that if at any time the Compensation Committee is not composed solely of Outside Directors, “Committee” shall mean the committee consisting of at least three (3) Outside Directors appointed by the Board of Directors to administer the Plan.

      2.6     “Company” means Agilysys, Inc., an Ohio corporation, or any successor organization.

      2.7     “Covered Employee” means a Participant who is a “covered employee” within the meaning of Code Section 162(m), which, generally means an individual who as of the last day of the Fiscal Year is:

(a) the Chief Executive Officer of the Company, or

(b) among the four highest compensated officers of the Company other than the Chief Executive Officer.

      2.8     “Eligible Employee” has the meaning ascribed to such term in Section 3.1.

      2.9     “Executive Officer” means an executive officer of the Company or an affiliated company.

      2.10     “Fiscal Year” means a fiscal year of the Company.

      2.11     “Outside Director” means any member of the Board of Directors who meets the definition of “outside director” as contemplated under Code Section 162(m).

      2.12     “Participant” means an Eligible Employee selected by the Committee for participation in the Plan pursuant to Section 3.2.

      2.13     “Performance Goal(s)” has the meaning ascribed to such term in Section 5.1.

      2.14     “Plan” means the Agilysys, Inc. Executive Officer Annual Incentive Plan as it may be amended from time to time.

      2.15     “Taxable Year” means a tax year of the Participant.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

      3.1     Eligibility. All Executive Officers of the Company (each an “Eligible Employee”) are eligible to participate in the Plan.

      3.2     Participation. The following rules shall be applicable to participation in this Plan by an Eligible Employee:

(a) Designation of Participants. Subject to Subsection (b) below, the Committee shall, in its discretion, designate for a Fiscal Year which Eligible Employees, if any, will participate in the Plan for such Fiscal Year. Each Eligible Employee approved for participation will be notified of the selection as soon after approval as is practicable.

(b) No Right To Participate. No Participant or Eligible Employee has, or at any time will have any right hereunder to be selected for current or future participation in the Plan. Notwithstanding the foregoing or any other provision hereof, the Committee’s right to select Participants shall be subject to the terms of any employment agreement between the Company and the Participant or Eligible Employee.

ARTICLE IV

PLAN ADMINISTRATION

      4.1     Responsibility. The Committee shall have total and exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms.

      4.2     Authority of the Committee. The Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the foregoing, with respect to the Plan generally and each Fiscal Year individually, the Committee shall have the exclusive right to (a) interpret the Plan, (b) determine eligibility for participation in the Plan, (c) decide all questions concerning eligibility for and the amount of Awards payable under the Plan, (d) establish Performance Goal(s) under the Plan and, before payment of any Award hereunder, evaluate performance and certify whether Performance Goal(s) and any other material terms were in fact satisfied, (e) construe any ambiguous provision of the Plan, (f) correct any default, (g) supply any omission, (h) reconcile any inconsistency, (i) issue administrative guidelines as an aid to administer the Plan, (j) make regulations for carrying out the Plan and to make changes in such regulations as it from time to time deems proper, (k) promulgate such administrative forms as it from time to time deems necessary or appropriate for administration of the Plan, and (1) decide any and all questions arising in the administration, interpretation and application of the Plan and related documents.

      4.3     Discretionary Authority. The Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan including, without limitation, its construction of the terms of the Plan and related documents and its determination of eligibility for participation and Awards under the Plan. It is the intent of the Company in establishing the Plan that the decisions of the Committee and its action with respect to the Plan will be final, binding and conclusive upon all persons having or claiming to have any right or interest in or under the Plan.

ARTICLE V

PERFORMANCE GOAL(S) AND MEASUREMENT

      5.1     Establishment of Performance Goal(s). On or before the 90th day of each Fiscal Year, and while the outcome is substantially uncertain, the Committee shall, in writing, (a) establish the objective Performance Goal(s) applicable to such Fiscal Year, including the amount of or method of calculating the Award that may be payable to each Participant under the Plan and (b) identify the Participant or group of Participants to whom such Performance Goal(s) are applicable in accordance with Section 3.2. In the event more than one Performance Goal for such Fiscal Year is established, the Committee shall also establish in writing the relative weighting of each Performance Goal.

      A Performance Goal is a target level or levels of performance for a Fiscal Year, which may be based on one or more business criteria that apply to the Participant, a business unit, or the Company and related entities as a whole. The business criteria which the Committee may use under this Plan are stock price, revenue, operating profit, operating income, market share, sales, profitability, earnings per share, return on equity, return on capital, return on invested capital, costs or other similar objective measures. The Committee may design the Performance Goal(s) in a manner that is dependent upon whether the Performance Goal(s) for such Fiscal Year were attained (all or nothing) or that provides for different levels of payment dependent upon the level of attainment of the Performance Goal(s) for such Fiscal Year, as a whole or independently. Payments will not be made if the applicable Performance Goal(s) are not attained. The Committee shall retain the discretion to change the targets under the Performance Goal(s) subject to any restrictions of Code Section 162(m).

      A Performance Goal is considered “objective” if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the employee. To be objective, the formula must preclude Committee discretion to increase the amount of Award that would otherwise be due upon attainment of the Performance Goal.

ARTICLE VI

PAYMENT OF AWARDS

      6.1     Eligibility for Payment of Award. Awards under this Plan will be paid for each Fiscal Year solely following the Committee’s certification of the attainment of the objective Performance Goal(s), as established under Section 5.1. To the extent Awards are payable, Awards only shall be paid to Participants who were employed by the Company (a) on the last day of the Fiscal Year, but (b) provided that the Award will be forfeited if the Participant is terminated for cause prior to payment, and (c) except as otherwise permitted under Section 6.4.

      6.2     Certification of Attainment of Performance Goal(s). As soon as practicable after the Company’s financial results for the Fiscal Year have been approved by the Board of Directors or the Audit Committee of the Board of Directors, the Committee will certify in writing whether the Performance Goal(s) established for the Fiscal Year and other material terms were, in fact, satisfied.

      6.3     Form and Time of Payment. Awards shall be paid in cash, as soon as reasonably practicable after the Committee’s certification of the attainment of the Performance Goal(s) and other material terms, subject to such terms, conditions, restrictions and limitations as the Committee may determine, provided that such terms, conditions, restrictions and limitations are not inconsistent with the terms of the Plan. Notwithstanding the foregoing sentence, Awards shall be paid no later than the later of (i) the date that is 2 1/2 months from the end of the Participant’s first Taxable Year in which the amount is no longer subject to a substantial risk of forfeiture or (ii) the date that is 2 1/2 months from the end of the Company’s first Fiscal Year in which the amount is no longer subject to a substantial risk of forfeiture, or such other date as is approved by the Internal Revenue Service or the Secretary of the Treasury for the Plan to satisfy the short-term deferral exception to the nonqualified deferred compensation rules of Code Section 409A.

      6.4     Termination of Employment Due to Disability, Death or Certain Other Events. If (a) a Participant’s employment is terminated during a Fiscal Year by reason of his disability or death, or subject to the limitations of Code Section 162(m), if applicable, his involuntary termination of employment not for “cause” or voluntary termination for “good reason” as defined in any employment agreement or similar agreement with the Participant or his retirement, and (b) the Participant has been a Participant in the Plan for at least three months of such Fiscal Year, the Participant will be eligible to receive a prorated Award for the Fiscal Year in which such termination of employment occurs.

      6.5     Limitations on Awards. Notwithstanding any provision herein to the contrary, (a) no Award will be paid to any Participant for a Fiscal Year in which performance fails to attain or exceed any minimum level established for the relevant Performance Goal(s); and (b) no Award to a Participant for a Fiscal Year may exceed $5,000,000. In addition, the payment of any Awards under this Plan may be made to a Participant by the Company in any manner appropriate to secure the deductibility thereof. Furthermore, no Award shall be payable under this Plan to any Covered Employee prior to approval of this Plan by the shareholders of the Company.

ARTICLE VII

MISCELLANEOUS

      7.1     Employment. Nothing in this Plan will interfere with or limit in any way the right of the Company to terminate a Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

      7.2     Nonassignability. No Award under this Plan may be subject in any manner to alienation, anticipation, sale, transfer (except by will or the laws of descent and distribution), assignment, pledge or encumbrance, nor may any Award be payable to anyone other than the Participant to whom it was granted (other than by will or the laws of descent and distribution).

      7.3     Laws Governing. This Plan is to be construed in accordance with and governed by the laws of the State of Ohio.

      7.4     Withholding Taxes. The Company may deduct from all payments under this Plan any federal, state, local or other taxes or other amounts required by law to be withheld with respect to such payments.

      7.5     Plan Binding on Company and Successors. This Plan will be binding upon and inure to the benefit of the Company, its successors and assigns and each Participant and his or her beneficiaries, heirs, executors, administrators and legal representatives.

      7.6     Amendment and Termination. The Board of Directors may suspend or terminate this Plan at any time with or without prior notice. In addition, the Board of Directors may, from time to time and with or without prior notice, amend this Plan in any manner but may not without shareholder approval adopt any amendment that would require the vote of the shareholders of the Company pursuant to applicable laws, regulations or exchange requirements.

      7.7     Compliance with Section 162(m). With regard to all Covered Employees, the Plan shall for all purposes be interpreted and construed in order to assure compliance with the provisions of Code Section 162 (m). If any provision of this Plan would cause the Awards granted to a Covered Employee not to constitute qualified “performance-based compensation” under Code Section 162(m) for any Fiscal Year, that provision, insofar as it pertains to the Covered Employee, shall be severed from, and shall be deemed not to be a part of this Plan, but the other provisions hereof shall remain in full force and effect.

      7.8     Eligibility of Employees of Related Entities. Notwithstanding any provision of this Plan to the contrary, the Committee may designate an employee of a company related to the Company to be an Eligible Employee under the Plan provided the relationship of the other company to the Company would result in both being part of an affiliated group of corporations for purposes of Section 162(m).

      7.9     Mid-Year Eligibility. In the event an Eligible Employee commences employment (or an employee is promoted to a position so as to make him an Eligible Employee) after the expiration of the applicable 90-day period described in Section 5.1, the Committee may, in its discretion, identify such individual as a Participant for a portion of such Fiscal Year and modify the Performance Goal(s) in a manner that is reflective of the individual’s period of participation within such Fiscal Year, subject to the application of Code Section 162(m).

FROM THE AIRPORT:

Follow 480 East to Route 422 East (Solon/ Warren). Follow Route 422 East to the Harper Road exit.

FROM THE NORTHEAST:

Follow I-271 South to Route 422 East (Solon/ Warren). Follow Route 422 East to the Harper Road exit.

FROM THE SOUTH:

Follow I-71 North to 480 East. Follow 480 East to Route 422 East (Solon/ Warren). Follow Route 422 East to the Harper Road exit.

DIRECTIONS FROM HARPER ROAD EXIT:

Turn right (south) onto Harper Road. Follow Harper Road which turns into Cochran Road after crossing Aurora Road. Turn left on Carter Street and right on Parkland Boulevard.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders,

you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

ê   Please fold and detach card at perforation before mailing.   ê

(PROXY – Continued from other side)

2.	Approval of Agilysys, Inc. Executive Officer Annual Incentive Plan:	❑ FOR	❑ AGAINST	❑ ABSTAIN

3.	In their discretion, to act on any other matter or matters which may properly come before the meeting.

Dated:	, 2005

Signature(s)
Your signature to this Proxy form should be exactly the same as the name imprinted hereon. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. For joint accounts, the name of each joint owner must be signed.

Please date, sign and return promptly in the accompanying envelope.

ê   Please fold and detach card at perforation before mailing.   ê

ANNUAL MEETING OF SHAREHOLDERS – JULY 28, 2005
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby (i) appoints Martin F. Ellis and Lawrence N. Schultz, and each of them, as Proxy holders and attorneys, with full power of substitution, to appear and vote all of the Common Shares of Agilysys, Inc. which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at Agilysys, Inc., 6675 Parkland Boulevard, Solon, Ohio 44139, at 11:00 a.m., local time, and at any adjournments thereof, hereby revoking any and all proxies heretofore given, and (ii) authorizes and directs said Proxy holders to vote all of the Common Shares of the Company represented by this Proxy as follows, with the understanding that if no directions are given below for any proposal, said Common Shares will be voted “FOR” such proposal. The Board of Directors recommends a vote “FOR” proposals 1 and 2.

1.	ELECTION OF DIRECTORS:

❑	FOR all nominees listed below (except as marked to the contrary below)	❑	WITHHOLD AUTHORITY to vote for all nominees listed below

Thomas A. Commes, Curtis J. Crawford, Howard V. Knicely

     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the following line)

(Continued, and to be signed, on the other side)